Exhibit 10.1

FIFTEENTH AMENDMENT

TO FIRST AMENDED AND RESTATED LOAN PROGRAM AGREEMENT

This FIFTEENTH AMENDMENT TO THE FIRST AMENDED AND RESTATED LOAN PROGRAM AGREEMENT (this “Amendment”) is made effective as of December 1, 2022 (the “Amendment Effective Date”) by and between CROSS RIVER BANK, an FDIC-insured New Jersey state-chartered bank (“Bank”), and SUNLIGHT FINANCIAL LLC, a Delaware limited liability company (“Sunlight”), amends the terms of that certain First Amended and Restated Loan Program Agreement dated as of February 12, 2018, by and between Bank and Sunlight (as amended, restated, supplemented or otherwise modified from time to time prior to the Amendment Effective Date, the “Existing Agreement” and, as amended by this Amendment, the “Agreement”). Sunlight and Bank are collectively referred to herein as the “Parties”. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Existing Agreement.

RECITALS

WHEREAS, the Existing Agreement allows the Parties to mutually agree in writing to modify the Existing Agreement;

WHEREAS, the Parties now desire to amend and modify the Existing Agreement upon the terms and subject to the conditions set forth in this Amendment;

NOW THEREFORE, in consideration of the foregoing premises and the following terms, and for other good and valuable consideration, the Parties, intending to be legally bound, further agree as follows:

SECTION I. Amendments to the Existing Agreement

1.         Subject to the terms and conditions set forth herein, the parties hereto agree that the Existing Agreement shall be amended, as of the date hereof, by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by adding the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Exhibit A hereto.

SECTION II. Effectiveness of the Agreement

(a)       Unless otherwise defined or modified in this Amendment, all capitalized words or terms used in this Amendment shall have the definitions ascribed to such words or terms in the Existing Agreement. From and after the effectiveness of this Amendment, references in the Existing Agreement to “the Agreement” or words of similar effect, shall refer to the Existing Agreement as amended by this Amendment.

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(b)       Except as expressly amended and modified by this Amendment, all terms and conditions set forth in the Existing Agreement shall remain unmodified, binding, and in full force and effect. This Amendment as applied to the Existing Agreement and the Administration Agreement collectively set forth the entire agreement and understanding of the Parties regarding the particular subject matter of this Amendment, and merges and supersedes all prior or contemporaneous agreements, discussions and correspondence pertaining to the subject matter of this Amendment. This Amendment may be executed in counterpart copies, each of which, and together, shall be effective as original, binding instruments. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

(c)       This Amendment shall be governed by and construed in accordance with the laws of the State of New York, including general obligations law Section 5-1401, but otherwise without regard to the conflict of laws principles thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the day and year first above written.

SUNLIGHT FINANCIAL LLC

By:	/s/ Rodney Yoder
Name: Rodney Yoder
Title: Chief Financial Officer

CROSS RIVER BANK

By:	/s/ Gilles Gade
Name: Gilles Gade
Title: President & CEO

By:	/s/ Arlen Gelbard
Name: Arlen Gelbard
Title: EVP, General Counsel

[Signature Page to Fifteenth Amendment to First Amended and Restated Loan Program Agreement]

Exhibit A

Amendments to the Existing Agreement

Exhibit A

[***] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

THIS FIRST AMENDED AND RESTATED LOAN PROGRAM AGREEMENT (THIS “AGREEMENT”) IS CONFORMED THROUGH THE ~~FOURTEENTH~~FIFTEENTH AMENDMENT. THIS AGREEMENT DOES NOT HAVE THE FORCE OF LAW AND IS PROVIDED SOLELY AS A COURTESY. NEITHER SUNLIGHT FINANCIAL LLC NOR ANY OF ITS AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY RELIANCE BY CROSS RIVER BANK ON THIS AGREEMENT OR ANY ACTION OR OMISSION IN CONNECTION WITH OR ARISING OUT OF SUCH RELIANCE.

FIRST AMENDED AND RESTATED
LOAN PROGRAM AGREEMENT

between

CROSS RIVER BANK

and

SUNLIGHT FINANCIAL LLC

Dated as of

February 12, 2018

TABLE OF CONTENTS

i

ii

Exhibits

Exhibit A	Program Terms
Exhibit B	Credit Policy and Underwriting Requirements
Exhibit C	Compliance Guidelines
Exhibit D	Charge Off Policies
Exhibit E	Retained Loan Allocation Method
Exhibit F	Audit Letter Agreement
Exhibit G	List of Products

Schedules

Schedule 3.1(j)	Reporting Data Fields
Schedule 3.1(k)	Sunlight Audit and Monitoring Program
Schedule 9.1(s)	Insurance

iii

FIRST AMENDED AND RESTATED
LOAN PROGRAM AGREEMENT

THIS FIRST AMENDED AND RESTATED LOAN PROGRAM AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of this 12th day of February, 2018 (the “Effective Date”), by and between CROSS RIVER BANK, an FDIC-insured New Jersey state chartered bank (“Bank”) and SUNLIGHT FINANCIAL LLC, a Delaware limited liability company (“Sunlight”) amending and restating that certain Loan Program Agreement by and between Bank and Sunlight dated December 3, 2017 (the “Old Agreement”).

WHEREAS, Bank is an FDIC-insured New Jersey state-chartered bank with the authority to originate consumer loans throughout the United States of America;

WHEREAS, Bank desires to originate consumer loans to finance the sale and installation of residential solar systems (“Systems”) and certain other home improvements (“Improvements”);

WHEREAS, Sunlight is in the business of facilitating such loans by, inter alia, entering into agreements (“Dealer Agreements”) with companies (“Installers”) engaged directly in the sale and installation of Systems and Improvements that are approved by Bank in writing (“Improvements”) and with companies (“Channel Partners”) engaged indirectly in such activity through Installer networks (such Installers and Channel Partners, collectively, “Dealers”); and

WHEREAS, the parties wish to amend and restate the Old Agreement with this Agreement, effective as of the Effective Date;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements contained herein, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1          Definitions. In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings set forth in this Section 1.1. Terms not defined herein shall have the meanings attributed to them in the Loan Sale Agreement.

“1 Month SOFR” means, for a tenor of one (1) month, the applicable SOFR-based rate as of any date of determination.

“ACH” means automated clearing house.

“Additional Payment” means, with respect to any Loan, an amount equal to the sum of the (x) Additional Payment Percentage times the ~~original principal amount~~Original Principal Balance of such Loan and (y) the applicable Supplemental Fee for such Loan. The Additional Payment Percentage shall be based each month on the sum of (i) the dollar amount of Loans and [***] therein sold that month by Bank, whether under this Agreement or otherwise, plus (ii) the [***] of [***] carried on Bank’s balance sheet and paid at maturity or prepaid that month. Multiple Additional Payment Percentages may apply in a given month based on the tranches of Non-Portfolio Loans sold or paid. For example, if $30,000,000 of Non-Portfolio Loans were to be sold or paid in a given month, the Additional Payment would be [***] basis points on the first [***] of sales and payments, [***] basis points on the next [***] of sales and payments, [***] basis points on the next [***] of sales and payments and [***] basis points on the final [***] of sales and payments (and not [***] basis points on all sales and payments. For the avoidance of doubt, the parties agree that multiple Additional Payments shall not be made with respect to the same Non-Portfolio Loan (for example, when Participation Interests in the Non-Portfolio Loan are sold and when such Non-Portfolio Loan is subsequently sold).

“Additional Payment Percentage” is defined in Exhibit A.

“Administrative Agreement” means that certain Administrative Services Agreement of even date herewith entered into by and between Bank and Sunlight relating to the servicing of the Retained Loans.

“Advertising Materials” means the installation proposals used by Dealers to promote the sale of Systems and Improvements and financing therefor, including Loans under the Program.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; provided that, with respect to Sunlight Financial, LLC and its Subsidiaries (the “Sunlight Companies”), no other entity owned by any investment firm, fund, company or other entity that is a member or shareholder of such Sunlight Company shall be an Affiliate of any Sunlight Company. As used in this definition of Affiliate, the term “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of such Person’s voting securities, by contract or otherwise, and the terms “affiliated”, “controlling” and “controlled” have correlative meanings.

“Aggregate Daily Fees” means, as of any date of determination, the aggregate amount of all Daily Fees due and payable in respect of the Loans for the immediately preceding month.

“Agreement” means this First Amended and Restated Loan Program Agreement, including all schedules and exhibits hereto, as the same may be amended or supplemented from time to time.

“Allocation Method” means the method of allocating Loans attached hereto as Exhibit E, as updated from time to time upon the mutual agreement of Bank and Sunlight.

“Annual Projections” is defined in Section 3.1(1).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Sunlight or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” is defined in Section 9.1(m).

“Applicable Laws” means all federal, state and local laws, statutes, ordinances, regulations and orders, together with all rules and guidelines established by self-regulatory organizations, including the NACHA, or government sponsored entities, applicable to a party or relating to or affecting any aspect of the Program (including, without limitation, the Loans), and all requirements of any Regulatory Authority having jurisdiction over any party hereto or any activity provided for in this Agreement or any other Program Document, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement. Without limitation of the foregoing, “Applicable Laws” shall include all Rules and any regulations, policy statements, “Guidance” and any similar pronouncement of a Regulatory Authority applicable to the acts of Bank, Sunlight or a Third Party Service Provider as they relate to the Program or a party’s performance of its obligations under the Program Documents.

“Bank” means Cross River Bank.

“Bank Allocation Percentage” has the meaning set forth in the Exhibit A.

“Bank Cap” means, with respect to the aggregate principal balance of the Total Loans held by Bank as of any date of determination, an amount [***].

“Bank Origination Fee” means, with respect to each Loan, the up-front fee, if any, charged for such Loan by Bank in an amount equal to the product of the Bank Origination Fee Rate and the ~~principal amount~~Original Principal Balance of such Loan.

“Bank Origination Fee Rate” has the meaning set forth in the Exhibit A.

“Battery Only Loan Products” means any loan product set forth on Exhibit A under “Battery Only Loan Products.”

“Borrower” means, with respect to any Loan, each Person who is a borrower under such Loan and each other obligor (including any co-signor or guarantor) of the payment obligation for such Loan.

“Business Day” means any day upon which New Jersey state banks are open for business, but excluding Saturdays and Sundays.

“Channel Partner” is defined in the Recitals.

“Charge Off Guidelines” means those guidelines set forth in Exhibit D.

“Commencement Date” means the first day upon which Bank funded a Loan under the Old Agreement.

“Concentration Event” means, as of last day of each calendar month, any of the following as it relates to the Required Retained Loans retained by Bank on or after the Twelfth Amendment Effective Date: (a) a Required Retained Loans Battery Only Amount in excess of the Required Retained Loans Battery Only Limit; (b) a Maximum 20 Year Loan Product Retention Percentage in excess of the amount specified on Exhibit A; (c) a Maximum 25 Year Loan Product Retention Percentage in excess of the amount specified on Exhibit A; and (d) a Required Retained Loans Low Interest Rate Product Amount in excess of the Required Retained Loans Low Interest Rate Product Limit. For the avoidance of doubt, the occurrence of one or more events under clauses (a), (b), (c) and/or (d) above during any calendar month shall constitute only one Concentration Event for such given month.

“Confidential Information” is defined in Section 10.4.

“Cost Basis” means, as of any date of determination for any Loan, the sum of (a) the unpaid principal balance of such Loan, minus (b) the applicable Dealer Discount. “Credit Policy” means the credit requirements of Bank as set forth in the Program Guidelines to be used by Sunlight in reviewing all Loan Applications on behalf of Bank.

“Cumulative Loss Trigger Determination Date” means, with respect to any Performance Cohort, the date that is six, twelve, twenty-four or thirty-six months (as specified) following the Funding Date of the most recent Required Retained Loan in the relevant Performance Cohort.

“Cumulative Losses Trigger Event” means for any Performance Cohort, the percentage of Required Retained Loans that have been charged off as of the relevant Cumulative Loss Trigger Determination Date (as specified below) exceeds the applicable percentage set forth below:

Three (3) Months	Six (6) Months	Nine (9) Months	Twelve (12) Months	Twenty- Four (24) Months	Thirty-Six (36) Months	Sixty (60) Months
[***]	[***]	[***]	[***]	[***]	[***]	[***]

“Cumulative Prepayment Trigger Determination Date” means, with respect to any Performance Cohort, the date that is the last day of the calendar quarter that is six, nine, twelve, eighteen, twenty-four or thirty-six months (as specified) following the last day of a calendar quarter for the Funding Date of any Required Retained Loan included in the relevant Performance Cohort

“Cumulative Prepayments Trigger Event” means, for any Performance Cohort, the percentage of Required Retained Loans that have been prepaid by the applicable Borrowers as of the relevant Cumulative Prepayment Trigger Determination Date (as specified below) does not exceed the applicable percentage as set forth below:

Three (3) Months	Six (6) Months	Nine (9) Months	Twelve (12) Months	Twenty- Four (24) Months	Thirty-Six (36) Months	Sixty (60) Months
[***]	[***]	[***]	[***]	[***]	[***]	[***]

“Cumulative Loss Trigger Determination Date” means, with respect to any Performance Cohort, the date that is three, six, nine, twelve, twenty-four, thirty-six or sixty months (as specified) following the last day of a calendar quarter for the Funding Date of the most recent Required Retained Loan in the relevant Performance Cohort.

“Cumulative Prepayment Trigger Determination Date” means, with respect to any Performance Cohort, the date that is the last day of the calendar quarter that is three, six, nine, twelve, twenty-four, thirty-six or sixty months (as specified) following the last day of a calendar quarter for the Funding Date of any Required Retained Loan included in the relevant Performance Cohort.

“Customer Information” means all information concerning Borrowers and Loan Applicants, including “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999 and implementing regulations, including all nonpublic personal information of or related to customers or consumers of either party or any Dealer, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, credit scores, and account, financial and transaction information, consumer reports and information derived from consumer reports, that is subject to protection from publication under Applicable Law, including without limitation (i) any and all medical or personal information handled by Sunlight in connection with the Program that is required to be treated as confidential or non-disclosable pursuant to the Health Insurance Portability & Accountability Act of 1996, as amended, including the rules and regulations thereunder, and the related privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act of 2009, as amended, including the rules and regulations thereunder; and (ii) any and all Borrower data handled by Sunlight in connection with the Program required to be treated as confidential or otherwise subject to the control objectives of the Payment Card Industry Data Security Standard, as amended, including the rules and regulations thereunder.

“Daily Fees” means, as of any date of determination, for any Loan, a per diem fee equal to the product of (a) the sum of (i) the greater of 1 Month SOFR on the Rate Transition Date (expressed as basis points per diem) and the Minimum SOFR Rate (expressed as basis points per diem), plus (ii) the applicable Tier Charge (expressed as basis points), multiplied by (b) the Cost Basis for such Loan.

“Dealer” is defined in the Recitals.

“Dealer Agreement” is defined in the Recitals.

“Dealer Discount” is defined in Section 5.1.

“Delegated Authorities” is defined in Section 3.1(w).

“Disbursement Schedule” means a schedule of Loan attributes provided to Bank by Sunlight with respect to a Dealer or Dealers related to Systems financed under the Program, a detailed description of the milestones achieved by the Borrower giving rise to the funding, which shall be acceptable to the Bank and the Loan ~~proceeds~~Proceeds to which such Dealer(s) is entitled. The Disbursement Schedule shall contain (i) a list of all Loan Applicants who meet the eligibility criteria set forth in the Program Guidelines, for whom Bank is requested to establish Loan Accounts; (ii) the funding amount, and the principal amount, the applicable term and interest rate, Loan Proceeds, Loan Origination Fee and Bank Origination Fee for each such Loan; (iii) with respect to Required Retained Loans, the applicable Required Retained Loan Discount, the Required Retained Loan Discount Amount and the Required Retained Loan Funding Amount; (iv) all information necessary for the transfer of the Loan Proceeds pursuant to Section 5.3 hereof; and (v) such other information as shall be reasonably requested by Bank and mutually agreed to by the parties hereto.

“Effective Date” is defined in the preamble to this Agreement.

“Eligible Required Retention Loans” means Loans (other than Maxx Loans) consisting of those loan products set forth on Annex A to Exhibit A, as amended, restated, supplemented, or otherwise modified from time to time as mutually agreed by both parties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“FCRA” is defined in Section 3.1(g).

“FDIC” means the Federal Deposit Insurance Corporation.

“Funding Date” means any day on which Bank receives a Disbursement Schedule from Sunlight pursuant to Section 5.3; provided, however, that if Bank receives any such Disbursement Schedule after 12:00 pm (eastern time) on any Business Day, the Funding Date shall be the immediately succeeding Business Day.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a materially consistent basis.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise), including the Office of the Comptroller of the Currency, the U.S. Department of Justice, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, and the New Jersey Department of Banking and Insurance, whether now or hereafter in existence, including any Regulatory Authority.

“Government List” means (i) the Annex to Presidential Executive Order 13224 (Sept. 23, 2001), (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/ downloads/tllsdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Bank notifies Sunlight in writing is now included in “Government List”.

~~“Guaranty Fee” is defined in Exhibit A~~

“Home Improvement Loans” means the “Loans” originated pursuant to the Home Improvement Program Agreement from time to time.

“Home Improvement Program Agreement” means that certain Home Improvement Loan Program Agreement, dated as of January 29, 2019, by and between Bank and Sunlight, as amended, restated, supplemented, or otherwise modified from time to time.

“Improvements” is defined in the Recitals.

“Indemnified Party” is defined in Section 10.1(d).

“Indemnifying Party” is defined in Section 10.1(d).

“Information Security Incident” is defined in Section 10.5.

“Initial Term” is defined in Section 7.1.

“Insolvent” means, with respect to any specified Person, the failure by such Person to pay its debts in the ordinary course of business, the inability of such Person to pay its debts as they come due or the condition whereby the sum of such Person’s debts is greater than the sum of its assets.

“Installer” is defined in the Recitals.

“Intellectual Property Rights” means all intellectual property rights of any kind, worldwide, including without limitation, utility patents, design patents, utility models, and all applications for the foregoing; Marks; published and unpublished works of authorship; registered and unregistered copyrights, and all registrations and applications for the foregoing; software, technology, and documentation; and trade secrets, technical information, business information, ideas, inventions, know-how and other confidential and proprietary information, in whatever form.

“Interest Only Loan Products” means any loan product that for any period requires payments by the applicable Borrower of interest only, including the loan products set forth on Exhibit G under “Interest Only Loan Products.”

“Loan” or “Loan Account” means a consumer loan made by Bank to a Borrower under the Program, but specifically does not include Retained Loans, except to the extent otherwise indicated or the context otherwise requires.

“Loan Account Agreement” means, with respect to a Loan, the document or documents containing the terms and conditions of such Loan, including the Pricing Information and Disclosure Statement (if any), the Note and the Privacy Notice.

“Loan Applicant” means a prospective Borrower who has completed a Loan Application for a Loan.

“Loan Application” means the completed paper document or electronic application submitted by a Loan Applicant when requesting a Loan, together with any exhibits and ancillary materials.

“Loan Documents” mean, collectively, with respect to any Loan, the Loan Account Agreement, the Loan Application and any other documents signed by Borrowers in connection with such Loan.

“Loan Origination Fee” means, with respect to each Loan, the up-front origination fee, if any, charged to the related Borrower for such Loan in an amount equal to the product of the Loan Origination Fee Rate for such Loan and the principal amount of such Loan.

“Loan Origination Fee Rate” has the meaning set forth in the Exhibit A.

“Loan Proceeds” means (a) for any Non-Portfolio Loan, the funds disbursed to a Dealer pursuant to a Loan Account established by Bank under the Program consisting ~~of (i) for any Non-Portfolio Loan~~ of the principal amount of such Loan less the related Loan Origination Fee, if any, or Dealer Discount, ~~(ii) for any Portfolio Loan, the principal amount of such Loan less the related Target Dealer Discount,~~ and (b) for any Required Retained Loan, the Required Retained Loan Funding Amount; provided, however, that “Loan Proceeds” shall not include any Dealer Discount that is not deducted from the principal amount of such Loan prior to the funding of such Loan at the request of the applicable Dealer and consented to by Bank in writing but that is intended to be paid by such Dealer to Sunlight thereafter.

“Loan Purchaser” means any Person who is a purchaser party to a Loan Sale Agreement.

“Loan Sale Agreement” means any agreement pursuant to which Bank agrees to sell any Loan originated under the Program to a Loan Purchaser.

“Losses” means all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including, without limitation, outside attorneys’ fees and disbursements and court costs reasonably incurred by an Indemnified party.

“Low Interest Rate Products” means any Loan Product set forth on Exhibit A that have an interest rate less than [***].

“Marks” means trademarks, trade names, service marks, logos, brands, corporate names, trade dress, domain names, social media user names, and other source identifiers or indicia of goods or services, whether registered or unregistered, and all registrations and applications for registration of the foregoing, and all issuances, extensions, and renewals of such registrations and applications, and all goodwill associated with any of the foregoing.

“Material Adverse Effect” means, with respect to any party and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of such party or (ii) the validity, enforceability or collectability of this Agreement or any other Program Document or the validity, enforceability or collectability of a material portion of (a) the Loans or (b) the Loan Documents related to the Loans.

“Maxx Borrower” means each Borrower that is not a Standard Borrower but that is approved for a Loan pursuant to the “Solar Credit Strategy – Maxx Loan Products” set forth on Exhibit B, as amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Maxx Loan” means any Loan made to a Maxx Borrower and consisting of a Maxx Loan Product.

“Maxx Loan Product” means any loan product set forth on Annex B to Exhibit A, as amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Minimum SOFR Rate” means [***]% expressed as basis points per diem is [***] bps.

“Minimum Monthly Fee” is defined in Exhibit A.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-Designated Loan” is defined in Section 5.6(a).

“Non-Portfolio Loans” means a Loan (including Maxx Loans) that is not a ~~Portfolio Loan or~~ Retained Loan.

“Note” is defined in Section 5.2.

“Notification Related Costs” is defined in Section 10.5.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Original Principal Balance” means the original principal amount of the Retained Loan approved by Bank for origination. For purposes of any calculation of the Original Principal Balance in this Agreement, the Original Principal Balance shall be calculated on the date Bank approves the Retained Loan.

“Other Retained Loan” is defined in Section 2.5(a)(ii).

“Participation Interests” means undivided pro-rata participation interests in Non-Portfolio Loans.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which Sunlight sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Performance Cohort” means, in respect of a Cumulative Losses Trigger Event or a Cumulative Prepayments Trigger Event, a collection of Required Retained Loans Funded within any calendar quarter.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

~~“Portfolio Loan” means any Loan payable within eighteen (18) months after the Loan’s origination date.~~

~~“Portfolio Loan Purchase Price” means, for any Portfolio Loan: (a) the Loan Proceeds on such Portfolio Loan, plus (b) the Target Dealer Discount on such Portfolio Loan, prorated in the event that Bank receives payment prior to the maturity date of such Portfolio Loan for the portion of the term of such Portfolio Loan through the date of payment of such Portfolio Loan Purchase Price; less (c) any principal payments previously received by Bank on such Portfolio Loan.~~

“Program” means the program for the marketing and servicing of Loans (including Retained Loans) which Bank will originate pursuant to this Agreement and the Program Guidelines.

“Program Documents” means this Agreement, all Servicing Agreements and all Loan Sale Agreements.

“Program Guidelines” is defined in Section 2.2.

“Program Materials” means all Loan Documents and all other documents, materials and methods used in connection with the performance of the obligations of Bank, Sunlight, Loan Purchasers, Third Party Service Providers and Dealers under the Program, including the Loan Documents, disclosures required by Applicable Laws, collection materials and policies, and the like.

“Program Terms” is defined in Section 2.2.

“Rate Transition Date” means December 1, 2022.

“Regulatory Authority” means the Office of the New Jersey Department of Banking and Insurance, the FDIC and any local, state or federal regulatory authority, including the Consumer Financial Protection Bureau, that currently has, or may in the future have, jurisdiction or regulatory or similar oversight with respect to any of the activities contemplated by this Agreement or any other Program Document or to Bank, Sunlight or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the New Jersey Department of Banking and Insurance and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Renewal Term” is defined in Section 7.1.

“Representatives” is defined in Section 10.4(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Balance” means on any given day an amount equal to the total of: (x) the sum of (i) the aggregate outstanding principal amount of all Loans held by Bank on the date of determination (but excluding any Loans or Other Loans to be sold to Purchaser or an Other Purchaser on that day), and (ii) the aggregate principal amount of all Loans to be funded by Bank on the date of determination, (y) multiplied by 0.20, and (z) minus the aggregate dollar amount of all Dealer Discounts related to such Loans included in the total calculation of (i) and (ii).

“Required Retained Loan” is defined in Section 2.5(a)(i).

“Required Retained Loan Additional Payment” is defined in Section 5.4.

“Required Retained Loan Additional Payment Percentage” is defined on Exhibit A.

“Required Retained Loans Battery Only Amount” means, as of any date of determination, an amount, expressed as a percentage, equal to quotient of (a) the aggregate ~~original principal amount~~Original Principal Balance of all Required Retained Loans constituting Battery Only Loan Products, divided by (b) the aggregate ~~original principal amount~~Original Principal Balance of all Required Retained Loans that are retained by Bank after the Twelfth Amendment Effective Date.

“Required Retained Loans Battery Only Limit” means if the Required Retained Loans Battery Only Amount exceeds [***].

“Required Retained Loans Interest Only Amount” means, as of any date of determination, an amount, expressed as a percentage, equal to quotient of (a) the aggregate outstanding principal amount of all Required Retained Loans constituting Interest Only Loan Products, divided by (b) the aggregate outstanding principal amount of all Required Retained Loans.

“Required Retained Loans Interest Only Limit” means if the Required Retained Loans Interest Only Amount exceeds [***].

“Required Retained Loans Low Interest Rate Product Amount” means, as of any date of determination, an amount, expressed as a percentage, equal to quotient of (a) the aggregate original principal amount of all Required Retained Loans constituting Low Interest Rate Products, divided by (b) the aggregate original principal amount of all Required Retained Loans that are retained by Bank after the Thirteenth Amendment Effective Date.

“Required Retained Loans Low Interest Rate Product Limit” means if the Required Retained Loans Low Interest Rate Product Amount exceeds [***].

“Required Retained Loan Discount” means, with respect to a Required Retained Loan, an amount, expressed as a percentage, which is the difference between (a) the Dealer Discount applicable to such Loan (expressed as a percentage) minus (b) the difference between (i) [***] and (ii) the Required Retained Loan Funding Amount expressed as a percentage of the principal amount of the Loan.

“Required Retained Loan Discount Amount” means, with respect to a Required Retained Loan, an amount equal to the product of (a) the principal amount of such Loan multiplied by (b) the Required Retained Loan Discount.

“Required Retained Loan Funding Amount” means, with respect to a given Required Retained Loan, an amount equal to the product of (a) the principal amount of such Loan multiplied by (b) the Purchase Price percentage of such Loan as set forth on Annex A to Exhibit A.

“Required Retained Loan Supplemental Fee” means, with respect to each Required Retained Loan, the “Required Retained Loan Supplemental Fee” set forth on Exhibit A and payable by Bank to Sunlight.

“Retained Loan” is defined in Section 2.5(a)(ii).

“Retention Effective Date” means the date agreed by Bank and Sunlight as the first date on which Bank [***] pursuant to Section 2.5(a).

“Rules” means all local, state, and federal laws, statutes, rules, regulations, ordinances, court orders and decrees, administrative orders and decrees, and other legal requirements of any person as they relate to such person’s performance of its obligations under this Agreement, any Program Document or any document related hereto or thereto; any order, decision, injunction or similar pronouncement of any court, tribunal, or arbitration panel issued with respect to any person in connection with this Agreement or any document related hereto; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority applicable to the acts of any person in its performance of its obligations hereunder or under any document related thereto, as any of the foregoing may be amended and in effect from time to time. For the avoidance of doubt, “Rules” shall include all Rules applicable to, or Rules reasonably agreed to, by Bank or Sunlight, or Rules agreed to or imposed on Bank or Sunlight by any Regulatory Authority; provided that Bank shall use good faith efforts to inform Sunlight within a reasonable time period, of any Rules agreed to or imposed upon Bank applicable to the Program.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Securitized Loan” means a Retained Loan that has been transferred into a Securitization Transaction.

“Servicer” means any Third Party Service Provider that enters into a Servicing Agreement on behalf of the owner of Loans. ~~The initial Servicer is Great America Portfolio Services Group LLC.~~

“Servicing Agreement” means any agreement for the servicing of Loans under the Program, including any master servicing agreement and any sub-servicing agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Expense” is defined in Exhibit A.

“SOFR” means, for any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York at approximately 8:00 a.m. (Eastern Time), currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time), on the immediately succeeding Business Day. As an example, a 3.75% SOFR expressed as basis points per diem would be 1.03 bps.

“Standard Borrower” means each Borrower that is approved for a Loan pursuant to the “Solar Credit Strategy – Standard Loan Products” set forth on Exhibit B, as amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement.

“Standard Loan Products” means all of the loan products approved hereunder other than Maxx Loan Products.

“Subsidiary” means, with respect to a Person, any entity with respect to which more than fifty percent (50%) of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Sunlight” means Sunlight Financial LLC.

“Supplemental Fee” means, with respect to each Loan, an amount equal to the sum of (a) the product of (i) [***] and (ii) the number of full months that Bank owned such Loan, plus (b) the product of (i) [***] divided by the number of days in a given month for which Bank did not own the Loan for the entire month and (ii) the number of days in such month that Bank owned such Loan. For the avoidance of doubt, no Supplemental Fee shall be owed by Sunlight to Bank in respect of Retained Loans.

“Systems” is defined in the Recitals.

“Term” is defined in Section 7.1.

~~“Target Dealer Discount” is defined in Exhibit A.~~

“Termination Event” is defined in Section 8.1(a).

“Third Party Claim” means any claim that is initiated or threatened against a party by a Person who is not an officer, director, member or Affiliate of any party.

“Third Party Service Provider” means any contractor or service provider retained, directly or indirectly, by Bank or Sunlight, that: (a) provides or renders critical services in connection with the Program; (b) obtains access to personal information of Loan Applicants and/or Borrowers; or (c) deals directly with Loan Applicants and/or Borrowers. The term “Third Party Service Provider” includes all Servicers and Dealers.

“Thirteenth Amendment” means that certain Thirteenth Amendment to First Amended and Restated Loan Purchase Agreement by and between Bank and Sunlight.

“Thirteenth Amendment Effective Date” means the “Amendment Effective Date” as defined in the Thirteenth Amendment.

“Tier 1 Concentration Event” means any [***] Concentration Events shall have occurred in any [***] period. A Tier 1 Concentration Event shall be cured once the relevant Required Retained Loans are in compliance with the type of Concentration Event giving rise to such Tier 1 Concentration Event for a subsequent month. A Tier 1 Concentration Event shall be deemed not to be continuing once such Tier 1 Concentration Event forms the basis for a Tier 2 Concentration Event.

“Tier 2 Concentration Event” means any [***] Concentration Events shall have occurred in any [***] period, whether or not cured.

“Tier Charge” means, as of any month of determination, (a) if the average aggregate unpaid principal balance of the Total Loans is [***] (collectively, “Tier 1 Loans”), [***] basis points and (b) if the average aggregate unpaid principal balance of the Total Loans [***] (collectively, “Tier 2 Loans”), [***] basis points on the Tier 1 Loans and [***] basis points on the Tier 2 Loans.

“Total Loans” means (a) all of the Loans (other than the Required Retained Loans) and (b) all of the Home Improvement Loans. “Twelfth Amendment” means that certain Twelfth Amendment to First Amended and Restated Loan Purchase Agreement by and between Bank and Sunlight.

“Twelfth Amendment Effective Date” means the “Amendment Effective Date” as defined in the Twelfth Amendment.

“Underwriting Requirements” means the underwriting requirements established by Bank as set forth in the Program Guidelines to be used by Sunlight in reviewing all Loan Applications on behalf of Bank.

Section 1.2           Construction. As used in this Agreement: (i) all references to the masculine gender shall include the feminine gender (and vice versa); (ii) all references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”; (iii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (iv) references to another agreement, instrument or other document means such agreement, instrument or other document as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof; (v) references to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; (vi) unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”; (vii) all references to “quarter” shall be deemed to mean calendar quarter; (viii) unless otherwise specified, all references to an article, section, subsection, exhibit or schedule shall be deemed to refer to, respectively, an article, section, subsection, exhibit or schedule of or to this Agreement; and (ix) unless the context otherwise clearly indicates, words used in the singular include the plural and words in the plural include the singular.

ARTICLE II
GENERAL PROGRAM DESCRIPTION

Section 2.1          General Description. The parties agree that: (a) in accordance with the Program Guidelines, the Program shall consist of the enrollment of Dealers in Dealer Agreements, the marketing by Dealers of Loans in states agreed-upon by Bank and Sunlight in order to provide financing to customers of Dealers, the making of Loans (including Retained Loans) by Bank to Borrowers identified by Dealers and Sunlight, and the sale of Loans by Bank to Loan Purchasers pursuant to one or more Loan Sale Agreements; and (b) any review, approval, consent or other involvement by Bank in any action, any document preparation, or any review of any Sunlight action, shall not relieve Sunlight from its obligations to ensure that Loans are originated and Loan Applications are addressed consistent with Applicable Laws and the Program Guidelines. In addition, the Program will include the servicing of the Retained Loans by Sunlight in accordance with the Servicing Agreement.

Section 2.2           Program Terms and Program Guidelines.

(a)          Bank’s pricing schedule and certain other loan terms and conditions applicable to the Program and all Loans (as the same may be modified from time to time in accordance with Section 2.3, collectively, “Program Terms”) are set forth on Exhibit A and in the Credit Policy.

(b)          Bank’s guidelines for the administration of the Program (as the same may be modified from time to time in accordance with Section 2.3, collectively and together with the Program Terms, the Credit Policy, the Underwriting Requirements and Compliance Guidelines, “Program Guidelines”) are set forth on Exhibit B and Exhibit C.

(c)         Bank shall approve each Loan to be made by it under the Program and shall be under no obligation to originate any Loan that does not comply with the Program Terms or Program Guidelines or that is otherwise unsatisfactory to Bank.

Section 2.3          Program Modifications. Bank may change the Program Terms or the Program Guidelines in its reasonable discretion, upon not less than thirty (30) days’ prior written notice to Sunlight (or such shorter period of time as may be required by a Regulatory Authority or change in Applicable Laws); provided, however, that (i) neither Bank nor Sunlight shall be required to engage in conduct that is prohibited by a Regulatory Authority or Applicable Laws and (ii) any changes to the Program Terms, Credit Policy or Underwriting Requirements shall not apply to any Loan made in respect of any Loan Application submitted prior to such requested change by Bank, unless so required by a Regulatory Authority or Applicable Laws. In addition, Sunlight may recommend modifications to the Program Guidelines for Bank’s approval, such approval not to be unreasonably withheld or delayed.

Section 2.4           Ownership of Loans and Customer Information.

(a)          From the date Bank funds a Loan to the date it sells, transfers and assigns such Loan to a Loan Purchaser pursuant to the terms of a Loan Sale Agreement (each such date, a “Closing Date”), Bank shall be the sole owner of such Loan for all purposes (including without limitation, for tax, accounting and legal purposes). Bank agrees and understands that (i) Bank will not sell any Loan for a minimum period of three (3) Business Days from the date the Loan is originated by Bank and (ii) Bank will make entries on its books and records to clearly indicate the sale, transfer and assignment of each Loan sold to a Loan Purchaser pursuant to the terms of a Loan Sale Agreement. It is expressly agreed and understood that Bank does not and will not assume, and shall not have, any liability to Sunlight or any Loan Purchaser for the ~~repayment~~payment of any amount at any time due under, with respect to or in connection with ~~any Loan or~~(A) the servicing of any Loan or (B) any Loan after the applicable Closing Date. In the event Sunlight is in violation of Section 5.6 hereof and does not cure such violation within the cure period provided therein, nothing in this Agreement or any other Program Document shall be construed to limit Bank’s ability to sell any Loans to another entity; it being further understood that nothing in this Agreement shall be construed to limit Bank’s ability to sell ~~Portfolio~~ Loans to a third party at any time and for any reason whatsoever.

(b)          Bank shall be the owner of all Customer Information at all times prior to the sale of the related Loan pursuant to a Loan Sale Agreement including with respect to a Retained Loan, and the related Loan Purchaser shall be the owner of all Customer Information associated with any purchased Loan. Without limiting the foregoing, Bank shall be permitted to retain copies of and use Customer Information associated with all Loans solely as necessary to comply with all Applicable Laws.

Section 2.5           Retained Loans.

(a)

(i)          Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Tier 1 Concentration Event, Sunlight shall promptly deliver to Bank written notice thereof. The Parties agree to use good faith to (A) discuss the causes of such Tier 1 Concentration Event, and (B) work together to modify this Agreement in a commercially reasonable manner to enable Bank to continue to retain loans under Section 2.5(a)(i) hereof, including, following the occurrence of a Tier 1 Concentration Event, to increase the Required Retained Loans Battery Only Limit, the Required Retained Loans Low Interest Rate Product Limit, the Maximum 20 Year Loan Product Retention Percentage and/or the Maximum 25 Year Loan Product Retention Percentage. If the Parties are unable to agree on any such modification within thirty (30) calendar days, Bank shall have no further obligation to retain Loans under such Section 2.5. Upon the occurrence of a Tier 2 Concentration Event, Bank may elect to suspend the performance of its obligations under this Agreement with respect to retaining additional Required Retained Loans following the delivery to Sunlight of advance written notice thereof at least three (3) days prior to any such suspension; provided, however, that Bank shall not be relieved of any of its obligations in respect of Required Retained Loans retained by Bank, or allocated for retention by Bank, prior to the date of such notice or during the three (3) day period thereafter.

(ii)         Notwithstanding anything contained herein or in any Loan Sale Agreement, upon prior written notice to Sunlight, Bank may elect to retain, and not sell or transfer to any Loan Purchaser, any Loans identified on a Purchase Statement (as defined in the Loan Sale Agreement) that are not Eligible Required Retention Loans [***] thereof as set forth on Exhibit A (each such Loan that Bank so elects to not sell being referred to herein as an “Other Retained Loan” and, together with the Required Retained Loans, “Retained Loans” and each a “Retained Loan”); provided, that each Other Retained Loan shall be randomly selected by Sunlight from the pool of all Loans that are not Eligible Required Retention Loans to be transferred to a Loan Purchaser on a given day, in accordance with the applicable Other Retained Loan Allocation Method set forth on Exhibit E; provided, further, that Bank’s option to retain the Other Retained Loans shall be subject to the limitations specified in Section 2.5(c).

(iii)       Notwithstanding anything in this Agreement or in any Loan Sale Agreement to the contrary, Bank will be required to fund all Required Retained Loans for which Bank has approved to the extent such Required Retained Loans are allocated to Bank in accordance with the limitations set forth in this Section 2.5(a) and Exhibit A.”

(b)         Commencing on the Twelfth Amendment Effective Date, for each month in which Retained Loans are retained by, or allocated to Bank for retention, Sunlight shall deliver reports to Bank which shall: (i) detail the manner in which the Retained Loans were selected and allocated and shall provide verifiable confirmation that the Retained Loans were allocated in accordance with the Allocation Method, in each case, in form and substance approved by Bank; (ii) specify the number of credit applications identified for Retained Loans and the aggregate ~~original principal balances~~Original Principal Balances thereof based on (A) the applicable loan product and (B) tenors, in each case, set forth on Exhibit A; and (iii) specify the occurrence of any Trigger 1 Concentration Event, Trigger 2 Concentration Event during such month and, if applicable based on the applicable Cumulative Loss Trigger Determination Date or Cumulative Prepayment Trigger Determination Date, any Cumulative Losses Trigger Event or Cumulative Prepayments Trigger Event. Such reporting shall be provided reasonably promptly following the end of each applicable month, but no later than the tenth (10th) Business Day following the end of such month.

(c)         Notwithstanding anything to the contrary set forth in this Agreement, Bank’s election to retain loans hereunder (A) pursuant to Section 2.5(a)(ii) [***] of Loans to be transferred to a Loan Purchaser on any given date, and (B) pursuant to Section 2.5(a)(i) or (ii), for each calendar quarter, shall be limited to an aggregate Original Principal Balance of loans in an amount that is the difference between the Maximum Quarterly Retention Amount and the aggregate Original Principal Balance of all Retained Loans originated by Bank in such quarter.

(d)         Notwithstanding anything to the contrary contained herein, to the extent applicable, Bank may (i) securitize any or all of the Retained Loans and any amounts owing thereunder, (ii) issue an “asset backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Retained Loans and any amounts owing thereunder (a “Securitization Transaction”), or (iii) effect one or more sales of Retained Loans as whole loan transfers.

(e)         In the event that Sunlight initiates a Securitization Transaction with respect to the Loans, it shall offer Bank the right to participate in such Securitization Transaction with respect to the Retained Loans so long as Bank’s participation will have no adverse effect on such Securitization Transaction.

(f)          Retained Loans sold by Bank in a whole loan transfer shall no longer be considered Retained Loans for any purpose hereunder.

(g)         Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Cumulative Losses Trigger Event or Cumulative Prepayments Trigger Event, Sunlight shall promptly deliver to Bank written notice thereof. The Parties agree to use good faith to (A) discuss the causes of such Cumulative Losses Trigger Event or Cumulative Prepayments Trigger Event, as applicable, and (B) work together to modify this Agreement in a commercially reasonable manner to enable Bank to continue to retain loans under Section 2.5(a)(i) hereof. If the Parties are unable to agree on any such modification within ten (10) calendar days, Bank shall have no further obligation to retain Loans under such Section 2.5.

(h)         [***].

(i)          Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Tier 1 Concentration Event, Sunlight shall promptly deliver to Bank written notice thereof. The Parties agree to use good faith to (A) discuss the causes of such Tier 1 Concentration Event, and (B) work together to modify this Agreement in a commercially reasonable manner to enable Bank to continue to retain loans under Section 2.5(a)(i) hereof, including, following the occurrence of a Tier 1 Concentration Event, to increase the Required Retained Loans Battery Only Limit, the Maximum 20 Year Loan Product Retention Percentage and/or the Maximum 25 Year Loan Product Retention Percentage. If the Parties are unable to agree on any such modification within thirty (30) calendar days, Bank shall have no further obligation to retain Loans under such Section 2.5. Upon the occurrence of a Tier 2 Concentration Event, Bank may elect to suspend the performance of its obligations under this Agreement with respect to retaining additional Required Retained Loans following the delivery to Sunlight of advance written notice thereof at least three (3) days prior to any such suspension; provided, however, that Bank shall not be relieved of any of its obligations in respect of Required Retained Loans retained by Bank, or allocated for retention by Bank, prior to the date of such notice or during the three (3) day period thereafter.

(j)           Within six (6) months from the Amendment Effective Date, Bank and Sunlight agree to negotiate in good faith (i) the minimum internal rate of return for the Maxx Retained Loans carried on Bank’s balance sheet and (ii) the percentage amount of Maxx Retained Loans that Bank will have a right to retain on its balance sheet.

(k)          Within six (6) months from the Amendment Effective Date, Bank and Sunlight agree to negotiate in good faith (i) the minimum internal rate of return for the Maxx Retained Loans carried on Bank’s balance sheet and (ii) the percentage amount of Maxx Retained Loans that Bank will have a right to retain on its balance sheet.

Section 2.6           Sunlight Products. Set forth on Exhibit G hereto is a list of all products to be offered by Sunlight in connection with the Program. Sunlight shall deliver such information regarding each such product as shall be requested by the Bank. Sunlight shall not make any modifications to any products, or offer new products under the Program, without the prior written consent of Bank.

Section 2.7           Prescreen Program.

(a)          The Parties acknowledge and agree that Sunlight is establishing a program (the “Prescreen Program”) pursuant to which Sunlight will receive Consumer Leads from participating Dealers for the purpose of prescreening such Consumer Leads and making firm offers of credit to the applicable consumer in connection with any such Consumer Leads that are successfully prescreened (each, a “Prescreened Consumer”) by Experian Information Solutions, Inc. or any other applicable credit reporting agency (each, an “Applicable Credit Reporting Agency”) As used herein, “Consumer Leads” means any lead for a prospective consumer that is submitted to Sunlight by any Dealer for the purposes of the Prescreen Program.

(b)          Notwithstanding anything herein to the contrary:

(i)           Sunlight acknowledges and agrees that Sunlight shall serve as Bank’s agent for the limited purpose of submitting Consumer Leads to any Applicable Credit Reporting Agency and delivering firm offers of credit to any Preapproved Consumer, in each case, pursuant to the Prescreen Program; and

(ii)          In accordance with Section 6.1, Sunlight shall be obligated to reimburse Bank for any reasonable and documented expenses of Bank incurred in connection with the Prescreen Program, including, without limitation, any fees and expenses paid to any Applicable Credit Reporting Agency.

ARTICLE III
DUTIES OF SUNLIGHT AND BANK

Section 3.1           Duties and Responsibilities of Sunlight. Subject to Section 10.20, Sunlight, directly or through Third Party Service Providers, shall perform and discharge the following duties and responsibilities in connection with the services provided to Bank hereunder:

(a)          Sunlight shall use commercially reasonable efforts to enter into Dealer Agreements with qualified Dealers who satisfy the Program Guidelines to participate in the Program in order to facilitate the making of Loans by Bank to provide financing to Dealer customers for Dealer sales of Systems and/or Improvements. Bank shall not be required to finance sales by any Dealer that does not satisfy such criteria.

(b)          Subject to Section 4.3 herein, Sunlight shall review Advertising Materials used by Dealers to ensure their compliance with Applicable Law and the Program Guidelines, including Applicable Laws and Program Guidelines prohibiting unfair and deceptive acts and practices, and shall make such Advertising Materials available to Bank upon request. Sunlight shall ensure that Dealers at all times and in all material respects comply with Applicable Laws, the terms of this Agreement, and Bank’s trademark usage guidelines which may be updated from time to time.

(c)          Sunlight shall put in place and maintain such controls as may be necessary or desirable to adequately control, monitor• and supervise the operation of the Program. Sunlight shall maintain policies and procedures relating to the Program Guidelines and all Applicable Laws that are acceptable to Bank, including procedures relating to periodic training and on-going monitoring and auditing of Sunlight and Third Party Service Providers for compliance with this Agreement, the Program Guidelines, and all Applicable Laws. Sunlight acknowledges that Bank may reasonably require Sunlight to revise its existing policies and procedures, or, as necessary, implement new policies and procedures, as required to comply with all Applicable Laws.

(d)         Sunlight shall comply with the Program Guidelines and Applicable Laws and administer the Program Guidelines in connection with its duties hereunder.

(e)        On behalf of Bank, Sunlight shall process Loan Applications from Loan Applicants using a Loan Application form that is approved by Bank. Sunlight shall require each Channel Partner to provide reasonable assistance to each prospective Loan Applicant in completing a Loan Application. Sunlight shall review and process all completed Loan Applications for compliance with the Credit Policy and Underwriting Requirements (including making any applicable counteroffer for a Maxx Loan Product to a Loan Applicant that does not qualify for a Standard Loan Product) and report to Bank on all Loan approvals electronically or by other appropriate means agreeable to both parties. All Loan approvals shall be based upon the information provided by Loan Applicants and such other information as obtained by Sunlight at the direction of Bank, and pursuant to the Underwriting Requirements. No Loan Application shall be approved unless it complies with the Program Guidelines, it being understood that assuring compliance with the Program Guidelines shall be the responsibility of Sunlight and that Sunlight shall (for the benefit of Bank) strictly comply with all Applicable Laws, including without limitation, all consumer credit laws, rules and regulations. In addition, and without limiting the foregoing, to the extent the information is reasonably and accurately accessible to Sunlight from the Loan files and may be automatically generated, Sunlight shall identify any Loan Application (other than a Loan Application that is approved for a Maxx Loan Product) designated that is either subprime or has credit criteria commonly considered to categorize subprime loans (e.g., attributes of Borrowers with credit scores of [***] or less), and, with respect to any such Loan Application, shall provide to Bank an explanation and the background thereof, and shall monitor and report to Bank regarding all Loans with such characteristics. At the time Sunlight approves on behalf of Bank any Loan Application, Sunlight shall be deemed to represent to Bank that the related Loan Applicant is not listed on any Government List. All Loan Application processing functions performed by Sunlight or any Third Party Service Provider hereunder shall be subject to Bank supervision, and Bank shall have the right to review and audit Loan Applications to ensure compliance with the Program Guidelines.

(f)         On behalf of Bank, Sunlight shall take appropriate measures to verify the identity of all Loan Applicants consistent with Applicable Laws and the Program Guidelines. Sunlight shall take such further steps as it deems reasonably necessary to prevent fraud in connection with the Program.

(g)        On behalf of Bank, Sunlight shall provide notices in accordance with the Fair Credit Reporting Act and its implementing regulations (collectively, “FCRA”), including an adverse action notice to any Loan Applicant whose Loan Application is rejected by Bank. By June 30, 2018, Sunlight shall, or shall cause the Servicer to, accurately and fully furnish, in accordance with the FCRA, as well as Sunlight’s own policies and practices, accurate and complete information (e.g., favorable and unfavorable) on its Borrower credit files to TransUnion, and such other credit repositories as may be agreed to by Bank and Sunlight. For purposes of the FCRA, Sunlight and not Bank, shall be the “furnisher.” Sunlight shall further be responsible for receiving and responding timely to consumer complaints as they pertain to Borrowers and/or Loans, and forwarding upon request copies of each complaint and any response thereto to Bank. Sunlight and/or Servicer shall maintain complaint resolution policies and procedures, and shall further provide Bank with periodic reports summarizing the complaints and responses thereto for the given time period, along with sufficient information for Bank to analyze Program activity and potential trends relating to the Program and Loans. As part of its monthly reporting obligation, Sunlight shall provide Bank information with respect to the number of Loan Applications rejected by Sunlight as a percentage of both total Loan Applications received, together with the reasons for such rejections and total Loan Applications accepted, as well as all additional information reasonably requested by Bank for its fair lending review and analysis.

(h)         Sunlight shall be responsible for preparing and transmitting to the prospective Borrower all documents and all notices required by Bank to document the Loan, including but not limited to the Loan Account Agreement in connection with any Loan Application for the Loan. Prior to initiating Bank funding of any Loan, Sunlight shall, on behalf of Bank, (A) obtain from the Borrower the executed Loan Agreement or Note; and (B) deliver a copy of Bank’s Privacy Notice to the Borrower.

(i)          Sunlight shall maintain and retain on behalf of Bank all original Loan Applications and copies of all adverse action notices and other documents relating to rejected Loan Applications for the period required by Applicable Laws. Sunlight shall further maintain originals or copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period required by Applicable Laws.

(j)           Sunlight shall adopt and maintain compliance management systems (“CMS”) satisfactory for meeting the Compliance Guidelines set forth on Exhibit C attached hereto as may modified or supplemented from time to time as provided herein. Sunlight shall provide Bank full access to any information or data necessary for Bank, in Bank’s reasonable discretion, to perform its risk management and compliance management responsibilities, including, but not limited to, Sunlight’s loan application and performance data, internal and external audits, liquidity and funding information.

(k)          Sunlight shall provide to Bank data submissions and reports reasonably required by Bank to maintain effective enterprise risk management, internal controls and compliance management systems and to monitor Sunlight’s and its Third Party Service Provider’s results under this Agreement or to comply with all Applicable Laws. As of the Effective Date, this reporting shall consist of the items set forth in Schedule 3.1(k), which schedule may be updated at any time by Bank upon reasonable prior notice to Sunlight. In addition, and without limiting the foregoing, Sunlight shall provide such supplemental information as Bank may reasonably request regarding Loans originated under the Program using measures such as production volumes and trends, approval rates, rejection or decline rates, losses, delinquencies, collections and any other measure that Sunlight internally tracks. Sunlight shall provide such information in a commercially reasonable manner and in a form sufficient to permit Bank to conduct a meaningful analysis for banking purposes, including compliance and credit quality, including, but not limited to, by individual third parties, loan type, origination period or vintage, and credit grade or score bands.

(l)           Each December 1, Sunlight shall provide to Bank a report of projected Loan volumes for origination by Bank under the Program for the upcoming year (the “Annual Projections”). In addition, to the extent the information is reasonably and accurately accessible to Sunlight from the Loan files and may be automatically generated, Annual Projections shall set forth the level of Loans (other than Maxx Loans) that Sunlight anticipates will be designated as subprime originations (as well as any Loans that qualify as prime or near prime originations, but that have subprime credit characteristics). Sunlight shall prepare the Annual Projections in a commercially reasonable manner. In addition, and without limiting the foregoing, Sunlight shall provide Bank with monthly reports tracking Sunlight’s activity against the projections contained in the Annual Projections for that year.

(m)         Sunlight shall provide Bank and its Regulatory Authorities with reasonable access to Sunlight’s and its Third Party Service Providers’ offices, to the books and records of Sunlight and its Third Party Service Providers (to the extent such books and records pertain to the Loans), to the officers, employees and accountants of Sunlight and its Third Party Service Providers, and to all computer files containing the Loan Documents, all for the purpose of ensuring that Sunlight and its Third Party Service Providers are following the Program Guidelines and adhering to Applicable Laws.

(n)         Within one year after the most recent delivery by Sunlight of the results of an audit performed pursuant to that certain letter agreement attached as Exhibit F hereto (the “Audit Letter”), and on an annual basis thereafter, Sunlight shall, in accordance with the Audit Agreement, cause an audit to be conducted of Sunlight’s controls relating to the control, monitoring and supervision of the operation of the Program and of Sunlight’s and its Third Party Service Providers’ compliance with this Agreement, including, without limitation, ensuring that all Loans comply with the Program Guidelines and all Applicable Laws, as described in such letter agreement. Such audit shall be performed by a third party acceptable to Bank and shall be at Sunlight’s sole cost and expense. Sunlight shall cause the audit report prepared pursuant to this Section 3.1(n) and such other reports as set forth on Schedule 3.1(n) to be delivered to Bank on the dates specified in such Schedule, each in form and substance satisfactory to Bank.

(o)         Any such purchase shall be made on the second (2nd) Business Day following notice by Bank to Sunlight of such determination by deposit to Bank’s Account, by ACH, an amount equal to (i) with respect to any Loan that is not a Retained Loan, the outstanding principal balance of such Loan, less the amount of the applicable Dealer Discount plus all accrued but unpaid interest on the Loan and all fees, costs and expenses incurred by Bank in connection therewith, (ii) with respect to a Required Retained Loan, the Required Retained Loan Funding Amount less the aggregate amount of any payments of the principal of such Required Retained Loan provided that such principal payments do not constitute a fraudulent conveyance or other preference subject to being voided, avoided or set aside and (iii) with respect to Other Retained Loans, an amount mutually agreed to by the Parties.

(p)         Sunlight shall comply and cause each of its Affiliates and Third-Party Service Providers to take action to enable Bank to comply in all material respects with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions in connection with the Program. Without limiting the generality of the foregoing, Sunlight shall (i) maintain an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws, (ii) conduct, in all material respects, the due diligence required under the Anti-Money Laundering Laws and Sanctions in connection with all Loan Applications and Borrowers, including with respect to the legitimacy of the applicable Borrower and (iii) maintain sufficient information to identify the applicable Borrower for purposes of compliance, in all material respects, with the Anti-Money Laundering Laws and Sanctions. Sunlight shall provide notice to Bank, within five (5) Business Days of receipt, of any written notice of any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions violation or action in connection with the Program involving Sunlight or any of its Affiliates or Third Party Service Providers.

(q)         Sunlight shall cooperate reasonably with Bank with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect this Agreement, any Loan Sale Agreement, the Servicing Agreement or any of Bank’s rights hereunder or thereunder, and, in connection therewith, permit Bank, at its election, to participate in any such proceedings.

(r)          Sunlight agrees that should an audit, investigation or review of Sunlight or its Third Party Service Providers reveal noncompliance with this Agreement, the Program Guidelines, and/or Applicable Laws, Sunlight shall notify Bank as soon as reasonably possible but in any case within ten (10) calendar days of notice of the noncompliance. In addition to the indemnification provided for in Section 10.01, Sunlight agrees to take all necessary steps to conform its or its Third Party Service Providers’ actions with this Agreement, the Program Guidelines and/or Applicable Laws.

(s)         Sunlight shall establish and maintain a disaster recovery plan and business continuity plan that addresses Sunlight’s activities in connection with the Program and Sunlight’s performance of its duties and obligations under this Agreement and the other Program Documents.

(t)          Subject to Bank’s review and approval, Sunlight shall select one or more Servicers to assist with the servicing of the Loans and such other Third Party Service Providers as it deems warranted. Sunlight shall have the right to terminate any Third Party Service Provider with or without cause. Any replacement Third Party Service Provider shall meet all Program Guidelines. Subject to any required consent of Bank, Sunlight shall have the right to sell servicing rights for the Loans and to receive compensation therefor. The foregoing and any other provision of this Agreement notwithstanding, Sunlight’s rights and obligations related to the servicing of the Retained Loans or to the servicer of the Retained Loans shall be limited to those described in the Administration Agreement.

(u)         Bank hereby delegates to Sunlight the power to make the following decisions and take the following actions without further approval of Bank (collectively, the “Delegated Authorities”): (i) to determine the financial terms for any Loan, consistent with the pre-approved financial terms set forth in Exhibit A or any financial terms subsequently approved by Bank; (b) directly or indirectly take and process any Loan Application pursuant to the Underwriting Requirements and execute on behalf of Bank any Note to be executed in connection therewith; (c) directly or indirectly arrange for the funding of Loans by Bank from accounts established by Bank for such purpose; and (d) underwrite, onboard and contract with Installers approved by and doing business in Installer networks established by Channel Partners pursuant to guidelines and agreement forms approved by Bank. Sunlight may delegate to any Channel Partner any or all of the Delegated Authorities.

(v)         Sunlight, directly and through or with Third Party Service Providers, shall develop all Note forms, notices and other documents, installation proposals, Underwriting Requirements, standards and procedures, pricing standards, application forms, privacy policies, operations manuals and other policies and procedures applicable to the Program and/or the servicing of Loans, and all modifications to any of the foregoing. All forms of Notes and forms of Loan Documents are subject to the prior written consent of Bank.

(w)        [Reserved].

(x)         Solely in connection with Sunlight’s origination assistance and marketing activities under this Agreement, in connection with a request of a Regulatory Authority, Sunlight shall provide Bank with reasonable access to all pricing, credit and underwriting assumptions thereto and the documentation thereof, certain technical information used in connection with the Program including Sunlight’s software, source code, related documentation, algorithms, models, hardware configuration and technical specifications (collectively, “Technical Information”). Such Technical Information shall be considered the sole property of Sunlight and Sunlight’s Confidential Information hereunder. Bank shall have the right to test Sunlight’s Technical Information, including any underlying data, for consistency with the Credit Policy, the Program Guidelines and the Compliance Guidelines and may use subcontractors in connection therewith provided that such subcontractors agree in writing to be bound by the terms of Section 10.4 of this Agreement with respect to any Technical Information or other Sunlight Confidential Information acquired by such subcontractor. Sponsor shall promptly provide Bank with written notice of any material changes to the Technical Information, including the assumptions underpinning such changes as well as the anticipated effects thereof Subject to the confidential provisions of Section 10.4 hereof, Bank may, at its election, require Sunlight to submit its Technical Information to an independent third party consultant of Bank’s choosing (i) to validate compliance with the Credit Policy, the Program Guidelines, and the Compliance Guidelines, including, but not limited to, all Fair Lending Laws and (ii) to independently test, iterate and validate Sunlight’s models for Program compliance, including Sunlight’s loan performance models. In connection with any such testing and validation, Sunlight shall reasonably cooperate with Bank and its consultants including by delivering any requested Technical Information and making available responsible personnel to answer questions on a timely and full basis at Sunlight’s sole cost and expense. In addition, and without limiting the foregoing, Bank may, at its election and upon prior written notice, require Sunlight to place a copy of its Technical Information related to this Agreement in escrow with a third party custodian of Bank’s choosing.

Section 3.2           Duties and Responsibilities of Bank. Bank shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)          Bank shall establish and maintain such controls as may be reasonably necessary to adequately control, monitor and supervise the operation of the Program. Bank shall use good faith commercial efforts to provide Sunlight written notice of any Applicable Law or Rule to which it is subject but to which, to the best of Bank’s knowledge, Sunlight is not subject. Neither the failure by Bank to establish and maintain any such controls nor the inadequacy of any Bank controls shall relieve Sunlight of its separate and independent obligations to establish and maintain its own such controls or to comply with the Program Guidelines and Applicable Law.

(b)          Bank shall have the authority to review all Note forms, notices and other documents, promotional materials, Underwriting Requirements, standards and procedures, pricing standards, application forms, privacy policies, operations manuals and other policies and procedures applicable to the Program and/or the servicing of Loans, and all modifications to any of the foregoing, except as otherwise provided herein. Bank shall approve all forms of Note and forms of Loan Documents.

(c)          Bank shall manage the Program in a good faith effort, employing at least the same degree of care, skill and attention that Bank devotes to the management of its other assets.

(d)         On and subject to the terms hereof, Bank shall (i) make all Loans meeting the Underwriting Requirements and (ii) be obligated to fund each Loan that relates to a Loan approval provided prior to the effective date of any termination pursuant to Section 8 notwithstanding any such termination. Bank will disburse Loan Proceeds as provided in Section 5.3 hereof.

(e)          Bank shall comply with its obligations under all Program Documents.

Section 3.3           Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to Bank’s funding of a Loan:

(a)         Each Loan shall be sourced by Sunlight under the Program and meet the standards set forth in the approved Program Guidelines then in effect;

(b)         No action or proceeding shall have been instituted or threatened against Sunlight or Bank to prevent or restrain the consummation of the transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(c)         The representations and warranties of Sunlight set forth in Section 9.1 shall be true and correct in all material respects as though made on and as of such date and Sunlight shall be in compliance with its covenants and agreements set forth in this Agreement and each other Program Document;

(d)         The obligations of Sunlight set forth in this Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects;

(e)         Each other Program Document to which Sunlight and Bank are parties shall be in full force and effect and Sunlight shall not be in default thereunder;

(f)          Consistent with Section 3.1(x), the validity of Sponsor’s Technical Information, including, but not limited to, any algorithm used by Sponsor in connection with the Program, shall be established to Bank’s satisfaction.

ARTICLE IV

TRADE NAMES, ACCOUNTING SYSTEM; ADVERTISING AND PROGRAM MATERIALS

Section 4.1          Trade Names and Trademarks. Sunlight shall have no authority to use any Marks of Bank except as explicitly permitted hereunder. Bank acknowledges that approved Program Materials or Advertising Materials may contain trade names, trademarks or service marks of Sunlight, and Bank shall have no authority to use any such names or marks separate and apart from their use in the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by Sunlight. The parties shall use Program Materials and Advertising Materials only as permitted herein for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate Applicable Laws, the terms of this Agreement, or any provision of the Program Guidelines.

Section 4.2          Accounting System. Sunlight shall establish and maintain, at its sole cost and expense, a comprehensive accounting and loan tracking system to accurately reflect all Loan Applications, Loans and related information regarding the Program and to satisfy the information requirements of Bank, Regulatory Authorities and Bank’s internal and external auditors. Sunlight shall cause the Servicer to maintain a loan tracking system that accurately reflects all Loan payment information. Sunlight shall cause the system to provide Bank with access to copies of all documentation authenticated by Loan Applicants and Borrowers and, beginning on October 1, 2017, will provide Loan payment information from Servicer on a daily basis to Bank. Sunlight further agrees that the information reporting features, integrity and security of the system shall operate to the reasonable satisfaction of Bank, Regulatory Authorities and Bank’s internal and external auditors. Sunlight further agrees to cause the system to provide Bank with a daily summary report of Loans to be funded.

Section 4.3          Advertising and Program Materials.

(a)         Sunlight and Third Party Service Providers shall prepare the Advertising Materials and Program Materials to be used in connection with the Program and Sunlight shall ensure that these materials comply, at all times, with Applicable Laws, the terms of this Agreement, the Bank’s trademark usage guidelines, and the Program Guidelines and are true and accurate and not misleading in any material respect.

(b)         At least ten (10) Business Days prior to the first use of any Bank Marks, Sunlight shall provide to Bank samples of all Advertising Materials and all Program Materials proposed by Sunlight to include such Marks in order to enable Bank to complete an initial review and to approve or reject any such materials. Advertising Materials and Program Materials will be considered approved and authorized by Bank only once such approval and authorization is communicated by Bank in writing. Bank shall provide written notice to Sunlight of Bank’s rejections of such materials. Sunlight shall not use any such rejected materials. Sunlight hereby agrees that any approval by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(c)         Sunlight shall deliver to Bank, for Bank’s review samples of all new or modified Advertising Materials and Program Materials used by Sunlight or a Dealer. To the extent Bank has concern related to any such sample materials, Bank shall provide written notice to Sunlight and the parties will work to resolve such concern. Sunlight hereby agrees that any review by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(d)         Bank may at any time retract or modify any approval previously given by it with respect to this Section 4.3 if Bank reasonably determines that such action is required to remain in compliance with Applicable Laws or for the safe and sound operation of the Program, or to preserve or protect the Bank’s Marks or reputation; provided that, unless such continued use will violate Applicable Law, any retraction shall only be applicable to Loan Applications filed subsequently to notice of such retraction, in writing, to Sunlight.

(e)         After Bank’s prior written approval, if required by the terms of this agreement, and subject to Bank’s right to retract or modify any approval previously given as described in Section 4.3(d), Sunlight may use any Advertising Materials and Program Materials in accordance with the terms of this Agreement, and need not seek further approval for use of such materials unless there is a substantive change in the materials. In the event of a substantive change in the Advertising Materials or Program Materials, Sunlight shall submit such materials to Bank in accordance with Sections 4.3(a) - (c), as applicable. Sunlight hereby agrees that any review requested or, if required, approval by Bank of any Advertising Materials and Program Materials shall not relieve Sunlight of its primary responsibility for the preparation and maintenance of Advertising Materials and Program Materials in accordance with this Section 4.3.

(f)          Subject to the terms and conditions of this Agreement, Bank hereby grants Sunlight and Dealers a non-exclusive, non-assignable license without the right to sublicense, to use and reproduce Bank’s Marks in the United States, as necessary to perform under the Program; provided, however, that (a) Sunlight shall obtain Bank’s prior written approval for the use by Sunlight or any Dealer of Bank’s Marks and such use shall at all times comply with all written instructions provided by Bank regarding the use of Bank’s Marks; (b) Sunlight acknowledges that neither it nor any Dealer shall acquire any interest in Bank’s Marks; and (c) Sunlight shall obtain Bank’s prior written approval for any press release incorporating the name, Marks or likeness of Bank. Upon termination of this Agreement, Sunlight and each Dealer shall cease using Bank’s Marks.

(g)         Sunlight and each Dealer shall be permitted to use only those Bank Marks expressly approved by Bank under this Section 4.3. Sunlight and each Dealer shall comply with all instructions from Bank (including any restrictions or prohibitions) as to the use of the Bank’s Marks with any other Marks.

(h)         Sunlight recognizes the value of the goodwill associated with the Banks Marks and acknowledges that Bank exclusively owns all right, title and interest in and to the Bank’s Marks and all goodwill pertaining thereto. Sunlight acknowledges and agrees that any and all of its use or the use of any Dealer of the Bank’s Marks shall be on behalf of and accrue and inure solely to the benefit of Bank.

(i)          Sunlight and each Dealer shall not, anywhere in the world, use or seek to register in its own name, or that of any third party, any Marks that are the Bank’s Marks, that are colorably or confusingly similar to the Banks Marks, or that incorporate the Banks Marks or any element colorably or confusingly similar to the Bank’s Marks.

Section 4.4         Intellectual Property. Sunlight shall retain sole and exclusive right, title and interest to all of its Intellectual Property Rights, including without limitation its Marks and its relationships with Dealers and Sunlight’s proprietary information. Bank shall retain sole and exclusive right, title and interest in and to all of Bank’s Intellectual Property Rights, including without limitation its Marks, websites, promotional materials, proprietary information, and technology. This Agreement does not transfer any Intellectual Property Rights between Sunlight and Bank.

Section 4.5         Program Managers. Sunlight and Bank shall each designate a respective principal contact (each, a “Program Manager”) to facilitate day-to-day operations and resolve issues that may arise in the implementation of the Program. If the Program Managers are unable to reach agreement, then the dispute will be referred to the President of Bank and the Chief Executive Officer or another authorized officer of Sunlight who will work together in good faith towards a resolution. If the parties are unable to resolve the dispute, a party may resolve the dispute in accordance with Section 10.3.

ARTICLE V
LOAN ORIGINATION

Section 5.1         Dealer Discounts. The parties acknowledge that each Dealer has agreed or will be required to agree to accept a discount (the “Dealer Discount”), in a percentage agreed-upon with Sunlight, from the principal amount of each Loan to produce net Loan Proceeds to be disbursed to such Dealer thereon; provided, however, that upon the request of any Dealer, Sunlight may agree, upon the prior written consent of Bank, not to deduct the Dealer Discount from the principal amount of such Loan prior to the funding thereof if such Dealer has requested to pay such Dealer Discount to Sunlight thereafter. Upon Bank’s sale of any Loan or Participation Interests therein, whether to Sunlight, any other purchaser or any third party, or upon the prepayment or payment at maturity of any Loan when held by Bank on its balance sheet, Bank shall ensure that Sunlight receives or has received the full Dealer Discount on such Loan less any compensation to which Bank is entitled hereunder and/or under any applicable Loan Sale Agreement. The foregoing notwithstanding, with respect to any Required Retained Loan, on the Funding Date of such Loan, Bank shall (i) disburse to Sunlight the Required Retained Loan Funding Amount and (ii) retain the amount equal to the difference between the (a) ~~original principal balance~~Original Principal Balance of such Required Retained Loan and (b) the Required Retained Loan Funding Amount. Bank acknowledges and agrees that Sunlight shall retain from the Required Retained Loan Funding Amount the Required Retained Loan Discount Amount and disburse the remaining amounts to the relevant Dealer in accordance with the Program requirements.

Section 5.2         Note Execution. When a Dealer enters into a contract with a consumer for the sale and/or installation of a System or Improvements it desires to be financed under the Program, Sunlight shall directly or indirectly underwrite the Loan Applicant’s Loan Application and arrange for delivery of all disclosures required by Applicable Law and/or production, execution and delivery of the appropriate loan agreement or promissory note (“Note”), all in accordance with the Program Guidelines.

Section 5.3         Sunlight as Paying Agent; Loan Funding. Bank hereby appoints Sunlight as its paying agent for distribution of funds to Dealers. After each Note is executed and a Distribution Schedule provided to Bank by Sunlight, Bank will disburse the applicable Loan Proceeds to Sunlight as paying agent on behalf of Bank for distribution to Dealer in accordance with the Disbursement Schedule related to such Dealer and otherwise in accordance with this Agreement. Loan Proceeds will be deposited into an account as established therefore between the parties to this Agreement. Notwithstanding the foregoing, it is understood that Bank shall be permitted to withhold the applicable amount of the Additional Payment) from the Dealer Discount for each Loan.

Section 5.4          Fees.

(a)         [***].

(b)         On and after the Rate Transition Date, a Daily Fee shall be due and payable by Sunlight to Bank for each day on which such Loan remains on Bank’s balance sheet, as determined by Sunlight in its good faith discretion; provided, however, that a Daily Fee shall be due and payable for each Loan for the greater of (i) [***] and (ii) [***] days (other any Loan for which the Additional Payment that has been paid or is accrued prior to the Rate Transition Date, in which case a Daily Fee shall be due and payable for such Loan based on the actual number of days that such Loan remains on Bank’s balance sheet).

(c)          As of any date of determination, if 1 Month SOFR is greater than or less than 1 Month SOFR as of the Rate Transition Date by [***], each of Sunlight and Bank agree to engage in good faith discussions regarding modifications to the Daily Fees and the calculation thereof. Any such modification shall be in writing but shall not require a formal amendment to this Agreement.

(d)         Within fifteen (15) Business Days following the last day of any month, Bank shall deliver to Sunlight an invoice for the Aggregate Daily Fees due and payable in respect of such month as long as Sunlight accurately and timely provides the appropriate servicing data. Should Sunlight fail to provide the appropriate servicing data accurately or timely to Bank, Bank shall deliver the invoice at its earliest convenience. Sunlight shall pay the Aggregate Daily Fees within thirty (30) days of the date of such invoice unless Sunlight disputes in good faith any portion of the Aggregate Daily Fees, in which case Sunlight shall timely pay the undisputed portion of the Aggregate Daily Fees. In the event of any such dispute, each of Bank and Sunlight shall engage in good faith discussions to diligently resolve such dispute.

Section 5.5          [***]. Sunlight shall maintain a collateral account with respect to [***] as shall be set forth in any Loan Sale Agreement entered into in connection with the Program.

Section 5.6          Sales of Loans. (i) Subject to the terms and conditions of this Agreement, including Section 2.5 hereof, Sunlight shall arrange for sales of Non-Portfolio Loans under Loan Sale Agreements, provided that no Loan may be transferred by Bank prior to the date that is three (3) Business Days from the date of origination of such Loan. By arranging for sales of Non-Portfolio Loans under Loan Sale Agreements, purchasing Loans hereunder and/or other measures, Sunlight shall ensure that none of the following conditions applies for more than five (5) continuous Business Days:

(a)         The Bank shall not hold ~~more than the loan amounts as set forth on Exhibit A hereto~~Total Loans having an aggregate unpaid principal balance in excess of the Bank Cap.

(b)          (i) The weighted average FICO score of Non-Portfolio Loans (other than Maxx Loans) carried on Bank’s balance sheet is [***] than [***]. For purpose of this computation, FICO scores shall be determined as of the date of Loan origination and weightings shall be based on the carrying amounts on Bank’s balance sheet.

(c)         (i) A Non-Portfolio Loan (other than a Maxx Loan) carried on Bank’s balance sheet (A) is charged-off by Bank or Servicer or (B) on or after April 30, 2023, has remained on Bank’s balance sheet for more than [***] since origination, and (ii) ~~(A) within the initial nine (9) months from the Amendment Effective Date (the “Initial Period”), a Non-Portfolio Loan that is a Maxx Loan carried on Bank’s balance sheet has remained on Bank’s balance sheet for more than [***] and (B) following the Initial Period~~on or after April 30, 2023, a Non-Portfolio Loan that is a Maxx Loan carried on Bank’s balance sheet has remained on Bank’s balance sheet for more than [***] days since origination.

To the extent that Sunlight is in violation of this Section 5.6, Sunlight shall purchase such Loans from Bank as required to cure such violation for a purchase price equal to the principal amount of such Loan less (x) any principal payments received by Bank on account of such Loan and (y) the Dealer Discount applicable to such Loans, plus accrued interest on such Loans to the date of purchase. Such purchase shall be made within three (3) Business Days after notice thereof by Bank. ~~The foregoing notwithstanding, the purchase price for any Portfolio Loan purchased by Sunlight from Bank pursuant to this Section 5.6 shall be the Portfolio Loan Purchase Price.~~

Section 5.7          ~~Minimum Monthly Fee. Each~~Required Retained Loan Supplemental Fees. [***].

Section 5.8         Collateral Account. As of the last Business Day of each week, for each Loan (other than any Retained Loan) that is more than sixty (60) days past due as of such Business Day, Sunlight shall deposit into a deposit account maintained by Sunlight at Bank an amount of cash or cash equivalents [***].

ARTICLE VI
EXPENSES

Section 6.1         Expenses. Sunlight shall pay all costs and expenses (i) associated with any Uniform Commercial Code filings relating to any Loan other than any Retained Loan after the Rate Transition Date, and/or (ii) otherwise incurred by Bank in connection with any amendment, modification, and/or waiver of this Agreement, and all reasonable and documented costs and expenses incurred in connection with periodic site visits (at least one time per annum), including travel and lodging and all Program Documents (including all fees and expenses of counsel to Bank related thereto). Provided that Sunlight has not violated the terms of any of the Program Documents, Sunlight shall not be required to pay for more than one such annual visit. Sunlight shall pay all costs and expenses incurred by Sunlight in connection with the provision of its services hereunder, including the costs of obtaining credit reports and delivering adverse action notices, implementing a compliance management system to satisfy the Rules and the Program Guidelines, together with necessary controls to ensure operation of the Program in compliance with all applicable Rules and Program Guidelines, and such other direct expenses incurred in connection with providing services to Bank under this Agreement. In addition, in the event that Company requests that Bank modify the Program Documents or enter into another agreement with the Company or a third party with respect to the Program, then Company shall pay all costs and expenses incurred by Bank in connection therewith, with periodic site visits (at least one time per annum), including, without limitation, legal travel and lodging and all Program Documents (including all fees and expenses of counsel to Bank related thereto).

Section 6.2          ACH and Wire Costs. Without limiting the generality of Section 6.1, Sunlight is responsible for the costs associated with all ACH transfers and wires executed in connection with the Program.

Section 6.3          Taxes. Each party shall be responsible for payment of any federal, state, or local taxes or assessments applicable to such party associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements applicable to such party with regard thereto.

ARTICLE VII
TERM

Section 7.1          Unless terminated earlier in accordance with Article VIII, this Agreement shall have an initial term of four (4) years commencing upon the Commencement Date (the “Initial Term”) and shall automatically renew for successive terms of two (2) years (each, a “Renewal Term”) (collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least ninety (90) days prior to the end of the then-current Term.

Section 7.2          This Agreement shall automatically be terminated upon the termination of any other Program Document in accordance with its terms, provided that the termination of a Loan Sale Agreement shall not cause the termination of this Agreement in the event another Loan Sale Agreement remains in place.

Section 7.3          The termination of this Agreement shall not discharge any party from any obligation incurred prior to such termination.

Section 7.4         Upon termination of this Agreement, Sunlight shall purchase (or cause to be purchased) any Loans that have been funded by Bank under this Agreement that have not theretofore been purchased by Sunlight or another Loan Purchaser hereunder; provided that, the foregoing notwithstanding, all such Loans to be purchased by Sunlight pursuant to this Section 7.4 shall have been originated on a date that is more than three (3) Business Days prior to the date of purchase. To the extent any Loan under this Program is required to be purchased pursuant to this Section but shall not have been originated by Bank more than three (3) Business Days prior, except in the case of a termination of this Agreement pursuant to Section 8.1(a)(iv)(A) or (B) hereof, the term of this Agreement shall be extended solely as it relates to such Loan(s) until all such Loan(s) shall have been owned by Bank for the required period.

Section 7.5          The terms of this Article VII shall survive the expiration or earlier termination of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1          Termination.

(a)                 Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in any of the following circumstances (each a “Termination Event”):

(i)          the other party shall default in any material respect in the performance of any non-monetary, material obligation or undertaking under this Agreement and such default is not cured within thirty (30) days after written notice thereof has been given to such other party;

(ii)         the other party shall default in any monetary obligations or undertakings under this Agreement and such default is not cured within ten (10) days after written notice thereof has been given to such other party;

(iii)        any representation or warranty made by the other party in this Agreement is incorrect in any material respect and is not corrected within thirty (30) days after written notice thereof has been given to such other party; or

(iv)        (A) Sunlight shall (I) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law (including provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq.) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its properties or assets, (II) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (III) cease to be solvent or make a general assignment for the benefit of creditors, (IV) fail generally, not be able or admit in writing its inability to pay its debts as they become due, or take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing, or (V) suffer the appointment of a conservator or receiver for its assets; or

(B)               Bank shall (I) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law (including provisions of the Federal Deposit Insurance Act) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian or other similar official of it or any substantial part of its properties or assets, (II) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (III) cease to be solvent or make a general assignment for the benefit of creditors, (IV) fail generally, not be able or admit in writing its inability to pay its debts as they become due, or take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing, (V) suffer the appointment of a conservator or receiver for its assets or (VI) become severely undercapitalized.

(b)        If (i) either party receives a communication from any Regulatory Authority having jurisdiction over such party, including any letter, directive or verbal submission of any kind from any such Regulatory Authority, requesting such party to discontinue its participation in the Program, or (ii) either party has received an opinion from nationally recognized legal counsel that a change in Applicable Law after the Effective Date, will cause continuance of this Program to be in violation of the Applicable Laws then (A) the party receiving such communication or legal advice shall, within five (5) Business Days after receipt thereof, notify the other party of such communication or legal advice, as applicable, to the extent permitted under Applicable Law and to the extent it is willing to waive any applicable attorney-client privilege, and (B) the parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Loan Documents that may be necessary to eliminate such result. If the parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Loan Documents within twenty (20) Business Days after the parties initially meet, either party may terminate this Agreement upon ten (10) days’ prior written notice to the other party. A party may suspend performance of its obligations under this Agreement, or require the other party to suspend its performance of its obligations under this Agreement, upon providing the other party advance written notice, if any event described in clauses (i)-(ii) above occurs.

Section 8.2         Effect of Termination. Upon the termination of this Agreement, (a) Bank shall terminate the origination of any new Loans, (b) Sunlight shall cease marketing the Program and arranging of new Borrowers, and (c) each party shall immediately discontinue the use of the other party’s Marks and (d) all amounts due and owing hereunder shall become due and payable, including any amounts due under Section 6.1(a). Notwithstanding any termination hereof, the terms and conditions of this Agreement shall survive such termination and remain in place and effective to govern the relationship between the parties solely for the purposes of purchases of Loans as provided herein, servicing any Loans of Bank existing on the termination date until such time as they are no longer owned by Bank, paying any compensation or expenses incurred prior to the termination date under Sections 5 and 6 and the matters provided for in Sections 3.2(d), 10.1, 10.2, 10.3, 10.4, 10.5, and 10.7.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1          Sunlight’s Representations and Warranties. Sunlight makes the following warranties and representations to Bank:

(a)         This Agreement is valid, binding and enforceable against Sunlight in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity), and Sunlight has received all necessary approvals and consents for the execution, delivery and performance by it of this Agreement.

(b)         Sunlight is duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized, registered and licensed to do business in each state in which the nature of its activities makes such authorization, registration or licensing necessary or required.

(c)         Sunlight has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)         The execution of this Agreement and the completion of all actions required or contemplated to be taken by Sunlight hereunder are within the ordinary course of Sunlight’s business and are not prohibited by Applicable Laws.

(e)         The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with Sunlight’s organizational or governing documents, or any material agreement, contract, lease, order or obligation to which Sunlight is a party or by which Sunlight is bound, including any exclusivity or other provisions of any other agreement to which Sunlight or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of Sunlight to engage in activities competitive with the business of any other party.

(f)          Sunlight is duly qualified to do business, is in good standing under the laws of its state of organization, and has obtained all necessary licenses and approvals in all jurisdictions where the ownership or lease of its property and/or the conduct of its business, requires such qualification, licensing or approval and where the failure to be so qualified or to have such licenses and approvals would reasonably be expected to have a Material Adverse Effect.

(g)         No approval, authorization or other action by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by it of this Agreement or any other Program Document other than approvals and authorizations that have previously been obtained and filings which have previously been made or will be made before Sunlight commences doing business with Borrowers in a particular state.

(h)         All information which was heretofore furnished by it or on its behalf in writing to Sunlight for purposes of or in connection with this Agreement, any Program Document or any transaction contemplated hereby or thereby, when taken in light of all other information provided by Sunlight, is true and accurate in all material respects on and as of the date such information was furnished (except to the extent that such furnished information relates solely to an earlier date, in which case such information was true and accurate in all material respects on and as of such earlier date).

(i)          Except as licensed or otherwise permitted, Sunlight has not, and will not, use the Intellectual Property Rights, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials or in carrying out its obligations or exercising its rights under this Agreement.

(j)          There is no action, suit, proceeding or investigation pending or, to the knowledge of Sunlight, threatened against Sunlight seeking a determination or ruling which, either in any one instance or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Sunlight, or which would render invalid this Agreement or any Program Document, or asserting the invalidity of, or seeking to prevent the consummation of any of the transactions contemplated by, the Program Documents. No proceeding has been instituted against Sunlight seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for Sunlight or any substantial part of its property.

(k)         Neither Sunlight nor, to the best of Sunlight’s knowledge, any principal thereof has been or is the subject of any of the following:

(i)          Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)         Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of Sunlight conducted by a Regulatory Authority in the ordinary course of Sunlight’s business; or

(iii)        Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Sunlight or any principal thereof.

For purposes of this Section 9.1(k) the word “principal” of Sunlight shall include (i) any person owning or controlling [***] or more of the voting power of Sunlight, (ii) any officer or director of Sunlight and (iii) any person actively participating in the control of Sunlight’s business.

(l)         Neither Sunlight, any of its Affiliates nor any of their respective officers, directors or members is a Person (or to Sunlight’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(m)        Sunlight and each of its Affiliates is in compliance in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act (“BSA”) 31 U.S.C. § 5311 et seq. and Regulation X promulgated thereunder, the applicable sections of the PATRIOT Act and implementing regulations related to Know-Your-Customer (“KYC”) and Customer Identification Programs (“CIP”) (collectively, the “Anti-Money Laundering Laws”) and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, Sunlight has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(n)        Sunlight is in compliance with all Applicable Laws and agrees to maintain commercially reasonable policies and procedures relating to all Applicable Laws, including procedures relating to periodic training and on-going monitoring of Sunlight and its Third Party Service Providers.

(o)        Sunlight has a compliance management system in place suitably designed to ensure compliance with the terms of this Agreement, including the Program Guidelines and Applicable Laws.

(p)        Sunlight is solvent and does not believe, nor does it have any reason or cause to believe, that it cannot perform its obligations contained in this Agreement.

(q)        Sunlight is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not owned or controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)         Sunlight is not a “money services business” as defined in 31 C.F.R. § 1010.100(ff).

(s)        Sunlight has in full force and effect ~~the~~ insurance ~~described~~policies that satisfy the minimum requirements set forth in Schedule 9.1(s).

Section 9.2          Bank’s Representations and Warranties. Bank makes the following warranties and representations to Sunlight:

(a)         This Agreement constitutes a valid and binding obligation of Bank, enforceable against Bank in accordance with its terms except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(b)         Bank is an FDIC-insured New Jersey state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

(c)         Bank has full corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.

(d)         The execution of this Agreement and the completion of all actions required or contemplated to be taken by Bank hereunder are within the ordinary course of Bank’s business and are not prohibited by Applicable Laws.

(e)         The execution, delivery and performance of this Agreement have been duly authorized by Bank, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.

(f)          Bank has the authority to originate Loans on the Program Terms to the Borrowers who meet the minimum Credit Policy requirements established in the Program Guidelines, as contemplated hereunder.

(g)        Bank has the authority to originate Loans in each state in which Loans are originated under the Program.

(h)        [Reserved].

(i)         Neither Bank nor, to the best of Bank’s knowledge, any principal thereof has been or is the subject of any of the following, the result of which would cause Bank to be unable to perform its obligations hereunder:

(i)          Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)         Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or

(iii)        Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of Bank or any principal thereof.

For purposes of this Section 9.2(k) the word “principal” of Bank shall include (i) any person owning or controlling [***] or more of the voting power of Bank, (ii) any officer or director of Bank and (iii) any person actively participating in the control of Bank’s business.

(j)          Neither Bank, nor to the best of Bank’s knowledge, any of its Affiliates nor any of their respective officers or directors is a Person (or to Bank’s knowledge, is owned or controlled by a Person) that (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.

(k)         Bank and each of its Affiliates is in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. Without limiting the generality of the foregoing, to the extent required by the Anti-Money Laundering Laws or Anti-Corruption Laws, Bank has established an anti-money laundering compliance program that is in compliance, in all material respects, with the Anti-Money Laundering Laws and Anti-Corruption Laws.

(l)          Bank has in full force and effect insurance in such amounts and with such terms, as ~~follows:~~is customary and reasonably required in the conduct of its business.

Section 9.3          Sunlight’s Covenants. Sunlight hereby covenants and agrees as follows:

(a)         Information. Sunlight will furnish to Bank:

(i)          Annual Financial Statements. Within one hundred twenty (120) days after the end of each of its fiscal years, copies of its annual audited financial statements certified by independent certified public accountants reasonably satisfactory to Bank and prepared on a consolidated basis in conformity with GAAP, together with a report of such firm expressing such firm’s opinion thereon without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit, provided that this delivery requirement shall be satisfied if Sunlight makes such financial statements available at https://ir.sunlightfinancial.com.

(ii)         Quarterly Financial Statements. Within sixty (60) days after the end of each of its fiscal quarters, copies of its unaudited consolidated balance sheet, income statement and related statements of operations and stockholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its chief financial officer, principal accounting officer, treasurer or controller as presenting fairly in all material respects its (and its consolidated Subsidiaries) financial condition and results of operations on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, provided that this delivery requirement shall be satisfied if Sunlight makes such financial statements available at https://ir.sunlightfinancial.com.

(iii)       [Reserved].

(iv)       Representations. Promptly upon having knowledge of same, notice that any representation or warranty set forth herein or on any other Program Document was incorrect at the time it was given or deemed to have been given, which failure or breach would reasonably be expected to materially and adversely affect Bank, together with a written notice setting forth in reasonable detail the nature of such facts and circumstances.

(v)        Reportable Event. Promptly upon having knowledge of the occurrence of any Reportable Event with respect to any Pension Plan, notice of such Reportable Event.

(vi)       Proceedings. As soon as possible and in any event within three (3) Business Days after any of its executive officers receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, in the case of any of the foregoing, has had or would reasonably be expected to have a Material Adverse Effect on Sunlight.

(vii)      Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in its reasonable judgment has had or would reasonably be expected to have a Material Adverse Effect with respect to Sunlight.

(viii)      Other. Promptly, from time to time, such information, documents or records or reports respecting the Program or the condition or operations, financial or otherwise, of Sunlight as Bank may from time to time reasonably request.

(b)        Notice of Termination Events. As soon as possible, after obtaining actual knowledge thereof, notify Bank of the occurrence of any Termination Event applicable to it.

(c)        Conduct of Business. Perform all actions necessary to remain duly organized or incorporated, validly existing and in good standing in its jurisdiction of formation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business in connection with the Program.

(d)        Compliance with Law. Comply with all Applicable Laws to which it and the Program are subject.

(e)         Preservation of Existence. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)         Taxes. File and pay any and all material taxes.

(g)        ERISA Matters. Not (i) engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) fail to satisfy the minimum funding standards under Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan, (iii) fail to make any payments to a Multiemployer Plan that it may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan so as to result in any liability to it, or (v) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(h)        Total Systems Failure. It shall promptly notify Bank of any total systems failure and shall advise Bank of the estimated time required to remedy such total systems failure. Until a total systems failure is remedied, it shall (i) furnish to Bank such periodic status reports and other information relating to such total systems failure as Bank may reasonably request and (ii) promptly notify Bank if it believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay and the action proposed to be taken in response thereto. It shall promptly notify Bank when a total systems failure has been remedied.

(i)          Modification of Systems. It agrees, as soon as practicable after the replacement or any material modification of any operating systems used to make any calculations or reports hereunder or under any other Program Document, to give notice of any such replacement or modification to Bank, to the extent such replacement or modification is likely to have a Material Adverse Effect.

(j)          Furnishing of Information. It will furnish to Bank, as soon as practicable after receiving a request therefor, such information with respect to the Program as Bank may reasonably request.

(k)        Mergers, Acquisitions, Sales, etc. It will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)          it has delivered to Bank an officer’s certificate stating that such transaction complies with this subsection; and

(ii)         it shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to Bank; and

(iii)        after giving effect thereto, no Termination Event or event that with notice or lapse of time, or both, would constitute a Termination Event shall have occurred.

(l)          Guaranty. Sunlight shall cause and arrange for the execution and delivery by Sunlight Financial Holdings Inc. of a guaranty of Sunlight’s obligations and liabilities under this Agreement and any other Program Documents, which include, without limitation, payment of the amounts specified in Section 5.6 and Sunlight’s indemnity obligations, in form and substance satisfactory to Bank in its sole and absolute discretion.

ARTICLE X
MISCELLANEOUS

Section 10.1         Indemnification.

(a)        Indemnification by Sunlight. Except to the extent of any Losses which arise from the direct acts or omissions of Bank or an Affiliate of Bank, Sunlight shall be liable to and shall indemnify and hold harmless Bank and its directors, officers, employees, agents and Affiliates and permitted assigns from and against any and all Losses arising out of (i) [***] or any of its [***] (without giving effect to any qualification as to materiality or Sunlight’s knowledge or lack thereof in such term or condition, (ii) [***] (without giving effect to any qualification as to materiality or Sunlight’s knowledge or lack thereof in such term or condition, (iii) [***], (iv) [***], (v) [***], (vi) [***], including, but not limited to, [***], (vii) any [***] or (viii) any [***]. In connection with Sunlight’s indemnification obligations hereunder, Sunlight agrees that the primary responsibility for compliance with Applicable Laws with respect to the Program, each Loan made thereunder and each Program Document, including without limitation the origination and servicing of Loans, lies with Sunlight regardless of Bank’s opportunity to review or correct Sunlight’s acts or omissions that lead to any noncompliance with Applicable Laws or breach of this Agreement or any other Program Document, and that notwithstanding any liability that Bank may have for its own failure to so comply (including without limitation for any violation by Bank of any state or federal banking law applicable to Bank’s operations or its performance under this Agreement), [***]. Sunlight represents and warrants that, in order to facilitate Bank’s assessment of Sunlight’s capacity to honor its indemnification obligations under this Agreement, it has provided Bank with accurate information related to its business activities, insurance coverage, and legal liabilities. Furthermore, Sunlight agrees to promptly notify Bank of any event or occurrence that would reasonably be expected to impair Sunlight’s capacity to honor its indemnification obligations under this Agreement.

(b)         Indemnification by Bank. Except to the extent of any Losses which arise from any act or omission of Sunlight or an Affiliate of Sunlight, Bank shall be liable to and shall indemnify and hold harmless Sunlight and its officers, directors, employees, agents and Affiliates arid permitted assigns, from and against any Losses arising out of (i) [***] or (ii) [***] or [***] in connection with the Program hereunder.

(c)         Notice of Claims. In the event any Third Party Claim is made, any suit or action is commenced or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified party”) by the other party (“Indemnifying party”) is received, the Indemnified party will give notice to the Indemnifying party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying party to file a timely answer to the complaint. The Indemnified party shall make available to the Indemnifying party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified party relating to any Third Party Claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expense of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(d)         Defense and Counsel. Subject to the terms hereof, the Indemnifying party shall have the right to assume the defense of any suit, claim, action or proceeding. In the event that the Indemnifying party elects to defend any suit, claim or proceeding, then the Indemnifying party shall notify the Indemnified party within ten (10) days of having been notified pursuant to this Section 10.1 that the Indemnifying party elects to employ counsel and assume the defense of any such claim, suit, action or proceeding. The Indemnifying party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified party fully advised of the status thereof The Indemnified party shall have the right to employ its own counsel if the Indemnified party so elects but the fees and expense of such counsel shall be at the Indemnified party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying party at the Indemnifying party’s expense; (ii) such Indemnified party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any claim are improved if separate counsel represents the Indemnified party (in which case the Indemnifying party shall not have the right to direct the defense of such action on behalf of the Indemnified party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying party; (iii) the Indemnified party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; (iv) the Indemnified party reasonably concludes that the ability of the parties to prevail in the defense of any claim is materially improved if separate counsel represents the Indemnified party; and (v) the Indemnifying party shall not have employed counsel reasonably acceptable to the Indemnified party to take charge of the defense of such action after electing to assume the defense thereof. In the event that the Indemnifying party elects not to assume the defense of any suit, claim, action or proceeding, then the Indemnified party shall do so and the Indemnifying party shall pay for, or reimburse Indemnified party, as the Indemnified party shall elect, all Losses of the Indemnified party.

(e)         Settlement of Claims. The Indemnifying party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified party; provided, however, that the Indemnifying party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified party, which consent shall not unreasonably be withheld. The Indemnifying party shall not be permitted to make any admission of guilt on behalf of the Indemnified party. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying party as fully as if the Indemnifying party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying party shall be subrogated to any claims or rights of the Indemnified party as against any other Persons with respect to any amount paid by the Indemnifying party under this Section 10.1(e).

(f)          Indemnification Payments. Amounts owing under Section 10.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses.

Section 10.2        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THE PROGRAM DOCUMENTS; PROVIDED, HOWEVER, THAT NOTIFICATION RELATED COSTS SHALL NOT BE DEEMED INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

Section 10.3        Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW §5-1401, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Each party hereto hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state courts or, to the extent permitted by law, in such federal courts. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment not subject to further appeal, in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.4        Confidential Information.

(a)         In performing their obligations pursuant to this Agreement, either party may disclose to the other party, either directly or indirectly, in writing, orally or by intangible objects (including, without limitation, documents), certain confidential or proprietary information including, without limitation, the names and addresses of a party’s customers, marketing plans and objectives, research and test results, any information disclosed by Sunlight under Section 3.1(x) hereto and other information that is confidential and the property of the party disclosing the information (“Confidential Information”). The parties agree that the term Confidential Information shall include (a) the Program Documents, the Program Guidelines and the Program Materials, as the same may be amended and modified from time to time, (b) Customer Information, (c) business information (including products and services, employee information, business models, know-how, strategies, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas), (d) the terms of Dealer Agreements, and (e) technical information including software, source code, documentation, algorithms, models, developments, inventions, processes, ideas, designs, drawings, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications.

(b)        Bank and Sunlight agree that the other party’s Confidential Information shall be used by each party solely in the performance of its obligations under the Program Documents.

(c)         Each party (including, without limitation, their respective Affiliates, officers, directors, counsel, representatives, employees, advisors, accountants, auditors or agents (“Representatives”)) shall receive Confidential Information in confidence and shall not, without the prior written consent of the disclosing party, disclose any Confidential Information of the disclosing party; provided, however, that there shall be no obligation on the part of the parties to maintain in confidence any Confidential Information disclosed to it by the other which (i) is generally known to the trade or the public at the time of such disclosure, (ii) becomes generally known to the trade or the public subsequent to the time of such disclosure, but not as a result of disclosure by the other in violation of this Agreement, (iii) is legally received by either party or any of its respective Representatives from a third party on a non-confidential basis provided that to such party’s knowledge such third party is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the other party, its Representatives or another party, or (iv) was or hereafter is independently developed by either party or any of its Representatives without violation of its obligations under this Agreement.

(d)         The parties agree that the disclosing party owns all rights, title and interest in and to its Confidential Information, and that the party receiving the Confidential Information will not reverse-engineer any software or other materials embodying the Confidential Information. The parties acknowledge that Confidential Information is being provided for limited use internally, and the receiving party agrees to use the Confidential Information only in accordance with the terms and conditions of this Agreement.

(e)         Notwithstanding the foregoing, however, disclosure of the Confidential Information may be made if, and to the extent, requested or required by law, rule, regulation, interrogatory, request for information or documents, court order, subpoena, administrative proceeding, inspection, audit, civil investigatory demand, or any similar legal process without liability and, except as required by the following sentence, without notice to the other party. In the event that the receiving party or any of its Representatives receives a demand or request to disclose all or any part of the disclosing party’s Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or under a civil investigative demand or similar process, (i) to the extent practicable and permitted, the receiving party agrees to promptly notify the disclosing party of the existence, terms and circumstances surrounding such a demand or request and (ii) if the receiving party or its applicable Representative is compelled to disclose all or a portion of the disclosing party’s Confidential Information, the receiving party or its applicable Representative may disclose that Confidential Information that its counsel advises that it is compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information that is being so disclosed.

(f)         Each party represents and covenants that it will protect the Confidential Information of the other party in accordance with prudent business practices and will use the same degree of care to protect the other party’s Confidential Information that it uses to protect its own confidential information of a similar type. Except as expressly provided herein, no right or license whatsoever is granted with respect to the Confidential Information or otherwise.

Section 10.5        Privacy Law Compliance; Security Breach Disclosure. In addition to the requirements of Section 10.4, each party agrees that it shall obtain, use, retain and share Customer Information in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and Bank’s Privacy Notice. Neither party shall disclose or use personally identifiable Customer Information other than (a) to carry out the purposes for which such information has been disclosed to it hereunder, (b) in connection with a sale or financing of the related Loans, or (c) in connection with a merger, consolidation, sale of business or similar transaction Further, subject to Section 10.20, Sunlight shall by written contract require any Third Party Service Providers to maintain the confidentiality of said information in a similar fashion.

Sunlight shall immediately notify Bank in writing of any actual or reasonably suspected unauthorized access to or acquisition, use, disclosure, modification or destruction of any Customer Information (“Information Security Incident”) of which Sunlight becomes aware, but in no case later than twenty-four (24) hours after it becomes aware of the Information Security Incident. Such notice shall summarize in reasonable detail the effect on Bank, if known, of the Information Security Incident and the corrective action taken or to be taken by Sunlight. Sunlight shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with Bank in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. Sunlight shall (i) investigate such Information Security Incident and perform a root cause analysis thereon; (ii) remediate the effects of such Information Security Incident; and (iii) provide Bank with such assurances as Bank shall reasonably request that such Information Security Incident is not likely to recur. Except to the extent otherwise required by Applicable Law, the content of any filings, communications, notices, press releases or reports related to any Information Security Incident must be approved by Bank prior to any publication or communication thereof.

Upon the occurrence of an Information Security Incident involving Customer Information in the possession, custody or control of Sunlight or for which Sunlight is otherwise responsible, Sunlight shall reimburse Bank on demand for all reasonable documented out-of-pocket costs inclined by Bank arising out of or in connection with such Information Security Incident, including but not limited to: (i) preparation and mailing or other transmission of notifications or other communications to consumers, employees or others as Bank reasonably deems appropriate; (ii) establishment of a call center or other communications procedures in response to such Information Security Incident (e.g., customer service FAQs, talking points and training); (iii) public relations and other similar crisis management services; (iv) legal, consulting, forensic expert and accounting fees and expenses associated with Bank’s investigation of and response to such incident; and (v) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications or are advisable under the circumstances (“Notification Related Costs”).

In addition, Sunlight agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to Bank, Borrowers, and Loan Applicants without the prior written consent of Bank.

Each party agrees and represents to the other that, subject to Section 10.20, it and each of its Third Party Service Providers have, or will have prior to the receipt of any Confidential Information or Customer Information, designed and implemented an information security program that will comply in all material respects with the applicable requirements set forth in 12 C.F.R. Part 332 (Privacy of Consumer Financial Information), 12 C.F.R. Part 364 (including the Interagency Guidelines Establishing Information Security Standards found at Appendix B to Part 364), and 16 C.F.R Part 314 (the “CAN-SPAN Rule”), all as amended, supplemented and/or interpreted in writing by Regulatory Authorities and all other Applicable Law.

Section 10.6        Force Majeure. In the event that either party fails to perform its obligations under the Program Documents in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of the Program Documents during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 10.6, the disabled party shall use its best efforts to meet its obligations as set forth in the Program Documents. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part.

Section 10.7        Regulatory Examinations and Financial Information. Both parties agree to use all commercially reasonable efforts to cooperate with any examination that may be required by a Regulatory Authority having jurisdiction over the other party, during regular business hours and upon reasonable prior notice, and to otherwise reasonably cooperate with the other party in responding to such Regulatory Authority’s examination and requests related to the Program.

Upon reasonable prior notice from the other party, the parties agree to submit to an inspection or audit of their books, records, accounts, and facilities related to the Program, from time to time, during regular business hours subject to the duty of confidentiality each party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to each party under the Program Documents or under Applicable Laws. All expenses of inspection shall be assumed by the party conducting such inspection or audit. Sunlight shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection or audit by Bank or its agents. Sunlight shall report to Bank regarding the performance of its obligations and duties, with such reasonable frequency and in such reasonable manner as mutually agreed by the parties.

Section 10.8       Relationship of Parties; No Authority to Bind. Bank and Sunlight agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, Bank and Sunlight to be treated as partners, joint venturers or otherwise as joint associates for profit. Sunlight understands and agrees that Sunlight’s name shall not appear on any Loan Document as a maker of a Loan and that Bank shall be responsible for all decisions to make or provide a Loan. Bank shall not have any authority or control over any of the property interests or employees of Sunlight. Without limitation of the foregoing, Bank and Sunlight intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (a) the Program complies with federal-law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) Bank is the lender under applicable federal-law standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U. S.C.A. § 1831d; and (c) all activities related to the marketing and origination of a loan are made by or on behalf of Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes.

Section 10.9       Severability. In the event that any part of this Agreement is finally ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a party with its obligations set forth herein causes or results in a violation of an Applicable Law, the parties agree to negotiate in good faith to modify the Program or this Agreement as necessary in order to permit the parties to continue the Program in full compliance with Applicable Laws.

Section 10.10      Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the parties hereto and their successors and assigns. The rights and benefits hereunder are specific to the parties and shall not be delegated or assigned without the prior written consent of the other party. Nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the parties hereto.

Section 10.11     Notices. All notices and other communications under this Agreement shall be in writing or sent by email and shall be deemed to have been duly given when delivered in person, by email, by express or overnight mail delivered by a nationally recognized courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows (or at such other address of which the notifying party hereafter receives notice in conformity with this Section 10.11:

To Bank:	Cross River Bank
885 Teaneck Road
Teaneck, New Jersey 07666
Attention: [***]
Telephone: [***]
Facsimile No.: [***]
[***]

To Sunlight:	Sunlight Financial LLC
234 W. 39th Street, 7th Floor
New York, New York 10018
Attention: General Counsel
Telephone: (201) 241-3520 x902
notitications@sunlightfinancial.com

Section 10.12     Waiver; Amendments. The delay or failure of either party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of any right of that party. All waivers must be in writing and signed by both parties. Alterations, modifications or amendments of a provision of this Agreement, including all exhibits and schedules attached hereto, shall not be binding and shall be void unless such alteration, modification or amendment is in writing and signed by authorized representatives of Sunlight and Bank; provided; however; that any amendment to Exhibit A or Annex A thereto shall be in writing and mutually agreed between the parties but shall not require any signatures thereof.

Section 10.13           Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by electronic mail and that PDF signatures may constitute original signatures and that a PDF signature page containing the signature (PDF or original) is binding upon the parties.

Section 10.14           Further Assurances. From time to time, each party will execute and deliver to the other such additional documents and will provide such additional information as such other party may reasonably require to carry out the terms of this Agreement.

Section 10.15           Entire Agreement. The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement) and the documents executed and delivered pursuant hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements between the parties hereto with respect to the subject matter hereof or thereof, except where survival of prior written agreements is expressly provided for herein.

Section 10.16           Referrals. Each party represents that it has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other party for any commission, finder’s fee or like payment.

Section 10.17           Interpretation. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.

Section 10.18           PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. Sunlight agrees that it will provide Bank such information as it may request, from time to time, in order for Bank to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account.

Section 10.19           Headings. Captions and headings in this Agreement are for convenience only, and are not deemed part of this Agreement.

Section 10.20           Sunlight Covenants and Representations Related to Third Party Service Providers. Sunlight shall continually monitor its Third Party Service Providers to ensure that no action by a Third Party Service Provider will cause a default by Sunlight under this Agreement. Upon discovery of any action by a Third Party Service Provider that may cause a default by Sunlight under this Agreement, Sunlight shall promptly send written notice of the same to Bank and shall use its best efforts to ensure that such Third Party Service Provider takes such corrective measures as may be necessary to cure such default. Anything in this Agreement to the contrary notwithstanding, provided that Sunlight has complied with the foregoing, Sunlight shall not be deemed in default hereunder for a failure to cause a Third Party Service Provider to act or not act in a specific way if such action or failure to act will not reasonably cause a default by Sunlight of its other obligations hereunder.

Section 10.21          Survival. The terms of Section 4.3(h), 4.3(i), 4.4, 8.2 (Effect of Termination), Section 9.1 (Sunlight’s Representations and Warranties), Section 9.2 (Bank’s Representations and Warranties), and this Article X (Miscellaneous) ~~and ARTICLE XI (Sunlight Portfolio Loan Purchase Rights And Guaranties)~~ shall survive the termination or expiration of this Agreement.

~~ARTICLE XI~~
~~SUNLIGHT PORTFOLIO LOAN PURCHASE RIGHTS AND GUARANTIES~~

~~Section 11.1      Purchase Right. [***]. No separate bill of sale shall be required for the purchase and sale of a Portfolio Loan hereunder. Rather, this Agreement shall serve as a bill of sale for such Portfolio Loan.~~

~~Section 11.2      Purchase Guaranty. [***].~~

~~Section 11.3      Loss Protection Guaranty. [***].~~

~~Section 11.4      Right to Post-Default Interest. Sunlight shall have the right to all interest paid on each Portfolio Loan from and after the date Sunlight purchases such loan.~~

~~Section 11.5     Sunlight Guaranty Fee. In consideration of Sunlight’s obligations under this Article XI, on the funding date of each Portfolio Loan, Bank shall pay Sunlight an amount equal to the applicable Guaranty Fee as defined on Exhibit A hereto for such Loan. Such Guaranty Fee will be included as a part of the Loan Proceeds remitted in respect of such Loan pursuant to Section 5.3 hereof.~~

~~Section 11.6      Obligations Absolute. Sunlight’s obligations under this Article XI are absolute and unconditional, without regard to any setoff or other deduction. Sunlight agrees to pay all reasonable costs and expenses (for example, reasonable attorneys’ fees) incurred by Bank in attempting to enforce its rights under this Article XI. Sunlight knowingly, voluntarily, intentionally, irrevocably and without any notice: (a) waives each act and other thing upon which, but for such waiver, any obligation of Sunlight under this Article XI or any right or remedy of Bank under this Article XI or arising as a result of this Article XI would or might be conditioned; and (b) consents to each act, omission and other thing that would or might, but for such consent, modify or terminate Sunlight’s obligations under this Article XI or impair or otherwise adversely affect any right, remedy or power of Bank under this Article XI~~

Section 10.22            No Set-Off. Except as mutually agreed to in writing by the Parties, neither Party shall have any right of set-off, recoupment, counterclaim, or other similar right with respect to any payments made by the other Party to such Party pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

CROSS RIVER ~~BANK~~Bank

By:
Name: Gilles Gade
Title: CEO

By:
Name: Arlen Gelbard
Title: General Counsel

SUNLIGHT FINANCIAL LLC

By:
Name: Barry Edinburg
Title: Chief Financial Officer

EXHIBIT A

Program Terms

[***]

Exhibit A-1

EXHIBIT B

Credit Policy and Underwriting Requirements

As attached hereto and as supplemented or amended from time to time in accordance with this Agreement.

[***]

Exhibit B-1

EXHIBIT C

Compliance Guidelines

[***]

Exhibit C-1

EXHIBIT D

Charge Off Guidelines

As permitted by Applicable Law:

•	A Loan where the Borrower has filed (or an involuntary Bankruptcy petition has been filed against the borrower) for Bankruptcy protection and has not indicated a desire to reaffirm such debt, within [***] days of receipt of notification of the Bankruptcy filing;

•	A Loan that was fraudulently obtained as a result of verifiable identity theft, no later than [***] days of discovery or when the loss is determined, whichever is shorter;

•	A Loan where the Borrower is deceased for at least [***] days;

•	A Loan where the Borrower has obtained an attorney to pursue legal remedies and disputes the validity of the loan, unless there are extenuating circumstance and the Master Servicer has a good faith belief the Borrower will continue to pay on the loan;

•	A Loan that is more than [***] days past due without a payment of at least [***] of a regular monthly installment within the last [***] days; or

•	A Loan that Bank deems uncollectible due to the particular facts and circumstances surrounding the Borrower.

Exhibit D-1

EXHIBIT E

Allocation Method

For Required Retained Loans:

Loans that are Eligible Required Retention Loans shall be allocated to Bank in accordance with the Required Retained Loan Allocation Methodology at the time the Borrower under any such Loan achieves credit approval.

As used herein, “Required Retained Loan Allocation Methodology” means every “nth” loan of the Required Retained Loan approved tenors that are credit approved by Bank under the Program shall be allocated for retention by the Bank as a Required Retained Loan. For purposes of this methodology, “nth” shall be defined by the number of projected buyers of such tenors of Loans credit approved in a given calendar month pursuant to a Loan Sale Agreement or other participation agreement plus one (1). The number of buyers projected shall be determined in the sole discretion of Sunlight in accordance with Sunlight’s standard allocation procedures for directing the sales of Loans.

For Other Retained Loans:

Any Loans to be transferred pursuant to a Loan Sale Agreement within each calendar month will be subject to the election of Bank to retain such Loans up to a number of Loans which is equal to the Other Retained Loan Bank Allocation Percentage of such Loans. The Other Retained Loans shall be allocated consistent with the Other Retained Loan Allocation Methodology and as otherwise described in this Agreement.

As used herein, “Other Retained Loan Allocation Methodology” means, with respect to each such group of Loans identified to be transferred to a Loan Purchaser pursuant to a Loan Sale Agreement and set forth on a Purchase Statement, (a) the selection of every [***] Loan or (b) by such other allocation method as Bank and Sunlight shall agree in their reasonable discretion.

Exhibit E-1

EXHIBIT F

Audit Letter

Intentionally Omitted

Exhibit F-1

EXHIBIT G

Loan Products

[***]

Exhibit G-1

Schedule 3.1(j)

Reporting Data Fields

[***]

Schedule 3.1(j)-1

Schedule 3.1(k)

Sunlight Audit and Monitoring Program

[***]

Schedule 3.1(k)-1

Schedule 9.1(s)

INSURANCE

~~Line~~Coverage	Limit
Business Owners Policy
• Hired ~~&~~and Non-Owned Auto	[***]
• General/Products Liability	[***]
• Property ~~(Bus. Personal Property)~~	$[***] ~~Actual loss sustained-[***]~~
• Business Income	[***]Actual loss sustained – [***]
• Umbrella	[***]

Workers’ Compensation	[***]
Specialty Insurance	[***] (shared limit)
~~Combined specialty~~
• D&O	[***]
• EPL	[***]
~~*shared limit~~

Cyber Insurance	[***]
Fidelity Bond	[***]
Professional Liability	[***]
Excess Liability	[***]

Schedule 9.1(s)-1